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                                                                 EXHIBIT 2


                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                          INTEK DIVERSIFIED CORPORATION

                                       AND

                        SECURICOR COMMUNICATIONS LIMITED


                            Dated as of June 18, 1996





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                                TABLE OF CONTENTS
                                -----------------

                                                                       Page
                                                                       ----

     ARTICLE I - SALE AND PURCHASE OF SHARES . . . . . . . . . . . . .    2
          1.1  Sale and Purchase of Shares . . . . . . . . . . . . . .    2

     ARTICLE II - PURCHASE PRICE AND PAYMENT . . . . . . . . . . . . .    3
          2.1  Amount and Payment of Purchase Price  . . . . . . . . .    3

     ARTICLE III - CLOSING AND TERMINATION . . . . . . . . . . . . . .    3
          3.1  Closing Date  . . . . . . . . . . . . . . . . . . . . .    3
          3.2  Termination of Agreement  . . . . . . . . . . . . . . .    3
          3.3  Procedure Upon Termination  . . . . . . . . . . . . . .    5
          3.4  Effect of Termination . . . . . . . . . . . . . . . . .    5
          3.5  Expense Reimbursement . . . . . . . . . . . . . . . . .    5

     ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . .    6
          4.1  Organization and Good Standing  . . . . . . . . . . . .    6
          4.2  Authorization of Agreement  . . . . . . . . . . . . . .    7
          4.3  Capitalization  . . . . . . . . . . . . . . . . . . . .    8
          4.4  Subsidiaries  . . . . . . . . . . . . . . . . . . . . .    9
          4.5  Corporate Records . . . . . . . . . . . . . . . . . . .   10
          4.6  Conflicts; Consents of Third Parties  . . . . . . . . .   10
          4.7  Ownership and Transfer of Shares; Ownership of EFJ
                 Shares and EFJ Warrant  . . . . . . . . . . . . . . .   12
          4.8  Financial Statements  . . . . . . . . . . . . . . . . .   12
          4.9  No Undisclosed Liabilities  . . . . . . . . . . . . . .   13
          4.10  Absence of Certain Developments  . . . . . . . . . . .   13
          4.11  Taxes  . . . . . . . . . . . . . . . . . . . . . . . .   17
          4.12  Real Property  . . . . . . . . . . . . . . . . . . . .   20
          4.13  Tangible Personal Property . . . . . . . . . . . . . .   23
          4.14  Intangible Property  . . . . . . . . . . . . . . . . .   24
          4.15  Material Contracts . . . . . . . . . . . . . . . . . .   26
          4.16  Employee Benefits  . . . . . . . . . . . . . . . . . .   27
          4.17  Labor  . . . . . . . . . . . . . . . . . . . . . . . .   32
          4.18  Litigation . . . . . . . . . . . . . . . . . . . . . .   33
          4.19  Compliance with Laws . . . . . . . . . . . . . . . . .   35
          4.20  Environmental Matters  . . . . . . . . . . . . . . . .   35
          4.21  Insurance  . . . . . . . . . . . . . . . . . . . . . .   37
          4.22  Related Party Transactions . . . . . . . . . . . . . .   38
          4.23  Financial Advisors . . . . . . . . . . . . . . . . . .   38
          4.24  Claims to Property . . . . . . . . . . . . . . . . . .   38
          4.25  Licenses; Permits; Authorizations  . . . . . . . . . .   39
          4.26  Investment in Purchaser Shares . . . . . . . . . . . .   39
          4.27  Investments in Purchaser . . . . . . . . . . . . . . .   41
          4.28  Accounts Receivable  . . . . . . . . . . . . . . . . .   41
          4.29  Accounts Payable . . . . . . . . . . . . . . . . . . .   41



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                                                                       Page
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     4.30  Inventory 41
          4.31  Products . . . . . . . . . . . . . . . . . . . . . . .   41
          4.32  No Misrepresentation . . . . . . . . . . . . . . . . .   42

     ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . .   42
          5.1  Organization and Good Standing  . . . . . . . . . . . .   42
          5.2  Authorization of Agreements . . . . . . . . . . . . . .   43
          5.3  Capitalization  . . . . . . . . . . . . . . . . . . . .   43
          5.4  Subsidiaries  . . . . . . . . . . . . . . . . . . . . .   44
          5.5  Corporate Records . . . . . . . . . . . . . . . . . . .   45
          5.6  Conflicts; Consents of Third Parties  . . . . . . . . .   46
          5.7  Issuance of Purchaser Shares  . . . . . . . . . . . . .   46
          5.8  Financial Statements  . . . . . . . . . . . . . . . . .   47
          5.9  No Undisclosed Liabilities  . . . . . . . . . . . . . .   48
          5.10  Periodic SEC Filings . . . . . . . . . . . . . . . . .   48
          5.11  Absence of Certain Developments  . . . . . . . . . . .   49
          5.12  Taxes  . . . . . . . . . . . . . . . . . . . . . . . .   52
          5.13  Real Property  . . . . . . . . . . . . . . . . . . . .   55
          5.14  Tangible Personal Property . . . . . . . . . . . . . .   57
          5.15  Intangible Property  . . . . . . . . . . . . . . . . .   58
          5.16  Material Contracts . . . . . . . . . . . . . . . . . .   60
          5.17  Employee Benefits  . . . . . . . . . . . . . . . . . .   62
          5.18  Labor  . . . . . . . . . . . . . . . . . . . . . . . .   66
          5.19  Litigation . . . . . . . . . . . . . . . . . . . . . .   67
          5.20  Compliance with Laws . . . . . . . . . . . . . . . . .   68
          5.21  Environmental Matters  . . . . . . . . . . . . . . . .   68
          5.22  Insurance  . . . . . . . . . . . . . . . . . . . . . .   70
          5.23  Related Party Transactions . . . . . . . . . . . . . .   70
          5.24  Financial Advisors . . . . . . . . . . . . . . . . . .   71
          5.25  Claims to Property . . . . . . . . . . . . . . . . . .   71
          5.26  Licenses; Permits; Authorizations  . . . . . . . . . .   71
          5.27  FCC Matters  . . . . . . . . . . . . . . . . . . . . .   72
          5.28  Investment in Shares . . . . . . . . . . . . . . . . .   77
          5.29  General Partnerships . . . . . . . . . . . . . . . . .   77
          5.30  No Misrepresentation . . . . . . . . . . . . . . . . .   78

     ARTICLE VI - COVENANTS  . . . . . . . . . . . . . . . . . . . . .   78
          6.1  Access to Information . . . . . . . . . . . . . . . . .   78
          6.2  Conduct of Purchaser's and Radiocoms's Respective
                 Businesses Pending the Closing  . . . . . . . . . . .   79
          6.3  Consents and Approvals  . . . . . . . . . . . . . . . .   84
          6.4  Filings with Governmental Bodies  . . . . . . . . . . .   85
          6.5  Other Actions . . . . . . . . . . . . . . . . . . . . .   86
          6.6  Preservation of Records . . . . . . . . . . . . . . . .   86
          6.7  Publicity . . . . . . . . . . . . . . . . . . . . . . .   87
          6.8  Agreements with Respect to Other Transactions . . . . .   87
          6.9  Tax and Accounting Matters  . . . . . . . . . . . . . .   87
          6.10  No Solicitation  . . . . . . . . . . . . . . . . . . .   89


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     6.11  Recapitalization; Refinancing of Intercompany Debt  . . . .   90
          6.12  Updates to Disclosure Letters  . . . . . . . . . . . .   90
          6.13  Non-Compete  . . . . . . . . . . . . . . . . . . . . .   90
          6.14  FCC Matters  . . . . . . . . . . . . . . . . . . . . .   91
          6.15  Indemnification; Directors and Officers Insurance  . .   91
          6.16  Pension Schemes  . . . . . . . . . . . . . . . . . . .   92
          6.17  Transfer of the Business to Radiocoms and Its
                 Subsidiaries  . . . . . . . . . . . . . . . . . . . .   92

     ARTICLE VII - CONDITIONS TO CLOSING . . . . . . . . . . . . . . .   93
          7.1  Conditions Precedent to Obligations of Purchaser and
                 Seller  . . . . . . . . . . . . . . . . . . . . . . .   93
          7.2  Conditions Precedent to Obligations of Purchaser  . . .   94
          7.3  Conditions Precedent to Obligations of Seller . . . . .   95

     ARTICLE VIII - DOCUMENTS TO BE DELIVERED  . . . . . . . . . . . .   98
          8.1  Documents to be Delivered by Seller . . . . . . . . . .   98
          8.2  Documents to be Delivered by Purchaser  . . . . . . . .   98

     ARTICLE IX - INDEMNIFICATION  . . . . . . . . . . . . . . . . . .   99
          9.1  Indemnification . . . . . . . . . . . . . . . . . . . .   99
          9.2  Limitations on Indemnification for Breaches of
                 Representations and Warranties  . . . . . . . . . . .  101
          9.3  Indemnification Procedures  . . . . . . . . . . . . . .  101

     ARTICLE X - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . .  105
          10.1  Certain Definitions  . . . . . . . . . . . . . . . . .  105
          10.2  Survival of Representations and Warranties . . . . . .  111
          10.3  Expenses . . . . . . . . . . . . . . . . . . . . . . .  112
          10.4  Further Assurances . . . . . . . . . . . . . . . . . .  112
          10.5  Entire Agreement; Amendments and Waivers . . . . . . .  112
          10.6  Governing Law  . . . . . . . . . . . . . . . . . . . .  112
          10.7  Table of Contents and Headings . . . . . . . . . . . .  113
          10.8  Notices  . . . . . . . . . . . . . . . . . . . . . . .  113
          10.9  Severability . . . . . . . . . . . . . . . . . . . . .  114
          10.10  Binding Effect; Assignment  . . . . . . . . . . . . .  114


     EXHIBITS

          A      Term Sheet for Redeemable Preference Stock
          B      Term Sheet for Delayed Drawdown Senior Subordinated Note
          C      Term Sheet for Support Services Agreement
          D      Form of Registration Rights Agreement
          E      Term Sheet for Warrants


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                            STOCK PURCHASE AGREEMENT


               STOCK PURCHASE AGREEMENT, dated as of June 18, 1996 (the "Agreement"), between Intek Diversified Corporation, a Delaware corporation ("Purchaser"), and Securicor Communications Limited, a corporation formed under the laws of England and Wales ("Seller"), a wholly owned indirect subsidiary of Securicor plc and the sole shareholder of Securicor Radiocoms Limited, a corporation formed under the laws of England and Wales ("Radiocoms").

                              W I T N E S S E T H :
                              - - - - - - - - - -

               WHEREAS, Seller is currently engaged, through Radiocoms and its Subsidiaries (and previously was engaged through certain
     Affiliates), in the Business (as defined below); and

               WHEREAS, (i) as of the date hereof, Seller owns 100,000 ordinary shares, pound 1.00 par value per share (the "Existing Shares") and
     (ii) as of the Closing, Seller will own an aggregate of 100,000 deferred shares, pound 1.00 par value per share (the "Deferred Shares"), and an aggregate of 150,000 ordinary shares, $0.10 par value per share
     (the "Ordinary Shares" and, collectively with the Deferred Shares, the "Shares"), and an aggregate of 20,000 redeemable preference shares, $1,000 par value per share (the "Preferred Shares"), of Radiocoms, which Shares and Preferred Shares will constitute, at the time of the Closing, all of the issued share capital of Radiocoms; and

               WHEREAS, Radiocoms owns (i) an aggregate of 925,850 shares of Series I Class B Preferred Stock, $.01 par value per share (the "EFJ Shares") of E.F. Johnson Company, a Minnesota corporation ("EFJ"), and (ii) a warrant providing for the purchase of up to 291,790 shares of the common stock, $.01 par value per share, of EFJ (the "EFJ Warrant"); and

               WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Shares, for the purchase price and upon the terms and conditions hereinafter set forth; and

               WHEREAS, the consummation of the transactions contemplated hereby is a condition precedent to, and is conditioned upon, the consummation of certain other transactions pursuant to that certain Sale of Assets and Trademark License Agreement, dated as of the date hereof (the "Midland Agreement"), by and among Purchaser, Midland International Corporation, a Delaware

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     corporation ("Midland US") and a wholly-owned indirect subsidiary of
     Simmonds Capital Limited, an Ontario corporation ("Simmonds"), and Simmonds (collectively with each other agreement, document, instrument or certificate contemplated by the Midland Agreement, the "Other Transaction Documents") (the transactions contemplated by the Midland Agreement being referred to herein collectively as the "Other Transactions" and, together with the transactions contemplated by this Agreement, as the "Transactions"); and

               WHEREAS, simultaneously with the execution of this Agreement, Purchaser has obtained the unconditional written agreement (the "Voting Agreement") of Simmonds and RoameR One Holdings, Inc., as stockholders of Purchaser, (i) to vote all of their respective shares of the common stock of Purchaser in favor of the approval of the issuance of the Purchaser Shares (as hereinafter defined) pursuant hereto and (ii) not to sell, transfer or dispose of any such shares prior to the consummation of the Transactions or the termination of this Agreement except in accordance with the terms of the Voting Agreement; and

               WHEREAS, the consummation of the Transactions will be mutually beneficial to Purchaser and Seller; and

               WHEREAS, certain terms used in this Agreement are defined in
     Section 10.1.

               NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:


                                    ARTICLE I

                           SALE AND PURCHASE OF SHARES

               1.1  Sale and Purchase of Shares.  Upon the terms and
                    ---------------------------

     subject to the conditions contained herein, on the Closing Date, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller, the Shares.


                                   ARTICLE II

                           PURCHASE PRICE AND PAYMENT

               2.1  Amount and Payment of Purchase Price.  In consideration
                    ------------------------------------

     of the sale of the Shares to Purchaser, the Purchaser shall deliver to Seller, on the Closing Date,


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     25,000,000 shares of the common stock, $.01 par value (the "Purchaser
     Common Stock"), of Purchaser (the "Purchaser Shares").


                                   ARTICLE III

                             CLOSING AND TERMINATION

               3.1  Closing Date.  Subject to the satisfaction of the
                    ------------

     conditions set forth in Sections 7.1, 7.2 and 7.3 hereof (or the waiver thereof by the party or parties entitled to waive that condition), the closing of the sale and purchase of the Shares provided for in Section 1.1 hereof (the "Closing") shall take place at 10:00 a.m., New York City time, at the offices of Weil, Gotshal & Manges LLP, located at 767 Fifth Avenue, New York, New York (or at such other place as the parties may designate in writing), five (5) Business Days after the conditions listed in Article VII have been satisfied or waived or on such other date as Seller and Purchaser may designate in writing. The date on which the Closing shall be held is referred to in this Agreement as the "Closing Date."

               3.2  Termination of Agreement.  This Agreement may be
                    ------------------------

     terminated prior to the Closing as follows:

               (a) At the election of Seller or Purchaser after December 31, 1996, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in default of any of its obligations hereunder;

               (b)  by mutual written consent of Seller and Purchaser;

               (c) by Seller or Purchaser, if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby or the Other Transactions; it being agreed that the parties hereto (or Purchaser, in the case of any Order that relates solely to the Other Transactions) shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence);

               (d) by Seller, if (i) there shall have been a breach of any representation or warranty on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the condition set forth in Section 7.3(a) would be incapable of being satisfied by December 31, 1996 (or as otherwise extended) or (ii) there shall have been a breach by Purchaser of any of its


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     covenants or agreements having a Material Adverse Effect on Purchaser and its Subsidiaries, taken as a whole, or materially adversely affecting (or materially delaying) the consummation of the transactions contemplated hereby or the Other Transactions, and Purchaser has not cured such breach within ten Business Days after notice by Seller thereof, provided that Seller has not breached any of its obligations hereunder;

               (e) by Purchaser, if (i) there shall have been a breach of any representation or warranty on the part of Seller set forth in this Agreement or if any representation or warranty of Seller shall have become untrue, in either case such that the condition set forth in
     Section 7.2(a) would be incapable of being satisfied by December 31, 1996 (or as otherwise extended); or (ii) there shall have been a breach by Seller of its covenants or agreements hereunder having a Material Adverse Effect on the Business or Radiocoms and its Subsidiaries, taken as a whole, or materially adversely affecting (or materially delaying) the consummation of the transactions contemplated hereby or the Other Transactions, and Seller has not cured such breach within ten Business Days after notice by Purchaser thereof, provided that Purchaser has not breached any of its obligations hereunder;

               (f) by Seller, if the Board of Directors of Purchaser shall have withdrawn, modified or changed its approval or recommendation of this Agreement and the transactions contemplated hereby, or shall have failed to give such recommendation or to call, give notice of, convene or hold the Purchaser Stockholders' Meeting in accordance with the terms of this Agreement, or shall have adopted any resolution to effect any of the foregoing;

               (g) by Purchaser, if the Board of Directors of Purchaser or a Special Committee thereof, in its good faith judgment, after consultation with independent legal counsel, shall have withdrawn, modified or changed its approval or recommendation of this Agreement and the transactions contemplated hereby (having determined that it is necessary to do so in order to comply with its fiduciary duties to stockholders under applicable law);

               (h) by Purchaser or Seller, if Purchaser shall have duly called and convened the Purchaser Stockholders' Meeting and shall have failed to obtain the requisite vote of its stockholders; or

               (i) by Seller, if, at any time after sixty days from the date hereof, the closing conditions set forth in Section 7.3(j) or
     Section 7.3(k) shall not be satisfied.

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               3.3  Procedure Upon Termination.  In the event of
                    --------------------------

     termination by Purchaser or Seller pursuant to Section 3.2 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by Purchaser or Seller. If this Agreement is terminated, as provided herein, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, or, promptly following the request of the furnishing party, destroy all such documents, work papers or other materials.

               3.4  Effect of Termination.  In the event that this
                    ---------------------

     Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination, and such termination shall be without liability to Purchaser, Radiocoms or Seller; provided, however, that the provisions of this Section 3.4 and
             --------  -------

     Sections 3.5, 10.3 and 10.6 hereof shall survive any such termination and shall be enforceable hereunder; and provided, further, that
                                             --------  -------

     nothing in this Section 3.4 shall relieve Purchaser or Seller of any liability for a breach of this Agreement.

               3.5  Expense Reimbursement.  If this Agreement is terminated
                    ---------------------

     by Seller pursuant to Section 3.2(f) or by Purchaser pursuant to
     Section 3.2(g), Purchaser shall reimburse Seller and its Affiliates (not later than ten business days after the submission of statements therefor) for all documented out-of-pocket fees and expenses actually and reasonably incurred by any of them or on their behalf in connection with the consummation of all transactions contemplated by this Agreement (including, without limitation, fees payable to investment bankers, counsel to any of the foregoing, and accountants); provided, however, that such expense reimbursement shall be payable
     --------  -------

     only if (i)(a) after the date hereof and prior to such termination, Purchaser (or its agents) had negotiations with a view towards a Third Party Acquisition or furnished information to a Third Party with a view towards a Third Party Acquisition and (b) Purchaser consummates a Third Party Acquisition within twelve months following any such termination, (ii)(a) after the date hereof and prior to such termination a Third Party (other than an Third Party referred to in clause (a)(i)) submitted a proposal for a Third Party Acquisition to Purchaser (or its agents), or expressed an interest in a Third Party Acquisition to Purchaser (or its agents) and (b) Purchaser consummates a Third Party Acquisition with such Third Party or an Affiliate thereof within twelve months following any such termination or
     (iii) Purchaser

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     accepted a proposal for a Third Party Acquisition on or prior to the date of termination pursuant to Section 3.2(f) or Section 3.2(g).

               "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of Purchaser by merger or otherwise by any Person (which includes a "person" as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) or entity other than Seller or any Affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of more than 50% of the total assets of Purchaser and its subsidiaries, taken as a whole; or (iii) the acquisition by a Third Party of 50% or more of the outstanding shares of Purchaser Common Stock.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

               Seller hereby represents and warrants to Purchaser that:

               4.1  Organization and Good Standing.  Each of Radiocoms and
                    ------------------------------

     Seller is a corporation duly organized, validly existing and in good standing under the Laws of England and Wales. EFJ is a corporation validly existing and in good standing under the Laws of Minnesota. Each of Radiocoms, Seller, and, to the knowledge of Seller, EFJ, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Radiocoms is duly qualified or authorized to do business as a foreign corporation and is in good standing under the Laws of each juris-diction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized could not reasonably be expected to have a Material Adverse Effect on Radiocoms and its Subsidiaries, taken as a whole. Radiocoms is not subject to any agreement, commitment or understanding which restricts or may restrict the conduct of the Business in any jurisdiction or location in any material respect. Copies of the Memorandum of Association and Articles of Association (together with all amendments thereto) of Radiocoms and the articles of incorporation of EFJ have heretofore been provided or made available to Purchaser and such copies are true, correct and complete copies of such instruments.

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               4.2  Authorization of Agreement.  Seller has all requisite
                    --------------------------

     power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the "Seller Documents"), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Seller Documents has been duly and validly authorized by the Board of Directors of Seller, and no other corporate proceedings on the part of Seller will be necessary to authorize this Agreement and the transactions contemplated hereby or the Other Transactions. Assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each of the Seller Documents when executed and delivered will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (the "Bankruptcy Exception").

               4.3  Capitalization.
                    --------------

               (a)  As of the date hereof, the authorized capital stock of
     (i) Radiocoms consists of 100,000 Existing Shares (ii) EFJ consists of 10,000,000 common shares, $.01 par value per share, 80,000 shares of preferred stock, $100.00 par value per share, and 2,000,000 shares of Class B Preferred Stock, $.01 per value per share. As of the date hereof, there are (i) 100,000 Existing Shares issued and outstanding and no shares of any class are held by Radiocoms as treasury stock and
     (ii) to the knowledge of Seller, 10,000,000 shares of common stock of EFJ, 80,000 shares of preferred stock of EFJ and 2,000,000 shares of Class B Preferred Stock of EFJ issued and outstanding. As of the Closing Date, there will be 100,000 Deferred Shares, 150,000 Ordinary Shares and 20,000 shares of Radiocoms Preferred Stock issued and outstanding, and no shares of any class will be held by Radiocoms as treasury stock. All of the Existing Shares were duly authorized for issuance and are validly issued, fully paid and non-assessable. Upon issuance thereof prior to the Closing, all of the Shares and the Preferred Shares will have been duly authorized for issuance and validly issued, fully paid and non-assessable. To the knowledge of Seller, the EFJ Shares and the

     EFJ Warrant were duly authorized for issuance and are validly issued, fully paid and non-assessable.

               (b) Except for the EFJ Warrant or as set forth in Section 4.3(b) of the disclosure letter delivered by Seller to Purchaser on the date hereof (the "Radiocoms Disclosure Letter"), there is no existing option, warrant, call, right, commitment or other agreement of any character to which Seller or Radiocoms or, to the knowledge of Seller, EFJ is a party requiring, and there are no securities of Radiocoms or, to the knowledge of Seller, EFJ, as the case may be, outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of Radiocoms or EFJ, as the case may be, or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of Radiocoms or EFJ, as the case may be. Except as set forth in Section 4.3(b) of the Radiocoms Disclosure Letter, neither Seller nor Radiocoms, nor, to the knowledge of Seller, EFJ is a party to any voting trust or other voting agreement with respect to any of the shares of Common Stock or the EFJ Shares or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock of Radiocoms or EFJ, as the case may be, except for the EFJ Warrant.

               4.4  Subsidiaries.
                    ------------

               (a) Set forth in Section 4.4(a) of the Radiocoms Disclosure Letter is the name of each of the Subsidiaries of Radiocoms and any Affiliate of Radiocoms that is conducting (including through ownership of properties or through its employees) (or has conducted during the periods covered by the Radiocoms Financial Statements) the Business (a "Relevant Affiliate") and, with respect to each such Subsidiary or Relevant Affiliate, the jurisdiction in which it is incorporated, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders and the numbers of shares of stock owned by each stockholder. Each such stockholder is the record and beneficial owner of the shares set forth opposite its name in Section 4.4(a) of the Radiocoms Disclosure Letter. The outstanding shares of capital stock of each Subsidiary of Radiocoms have been duly authorized, validly issued and fully paid and are non-assessable.

               (b)  All shares of Subsidiaries that are set forth in
     Section 4.4(a) of the Radiocoms Disclosure Letter are owned by such stockholders free and clear of all Liens. No shares of capital stock are held by any Subsidiary of Radiocoms as treasury stock.


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


               (c) None of the Subsidiaries of Radiocoms has outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character obligating any of them to issue, sell or transfer any shares of its capital stock or other equity interests or any securities convertible into or evidencing the right to subscribe for or purchase any shares of such stock or other equity interests with any Person, and there are no agreements or understandings with respect to the voting, sale or transfer of shares of the capital stock of any Subsidiary of Radiocoms to which Radiocoms or any Subsidiary thereof is a party.

               (d) Each Subsidiary of Radiocoms is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each Subsidiary of Radiocoms has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Subsidiary of Radiocoms is duly qualified and in good standing as a foreign corporation under the Laws of each jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on Radiocoms and its Subsidiaries, taken as a whole. No Subsidiary of Radiocoms is subject to any agreement, commitment or understanding which restricts or may restrict the conduct of the Business in any jurisdiction or location in any material respect. Copies of the Memorandum of Association and Articles of Association or equivalent organizational documents (together with all amendments thereto) of each Subsidiary of Radiocoms have heretofore been provided or made available to Purchaser and such copies are true, correct and complete copies of such instruments.

               (e) Except as set forth in Section 4.4(e) of the Radiocoms Disclosure Letter, neither Radiocoms nor any of its Subsidiaries owns, beneficially or of record, any shares of capital stock or any other security of any corporation or other legal entity, or has any option or obligation to acquire any such stock or other security, or has any investments in securities or owns, directly or indirectly, any interest in any partnership, joint venture or other business enterprise.

               4.5  Corporate Records.  The minute books of Radiocoms and
                    -----------------

     each of its Subsidiaries previously made available to Purchaser contain complete and accurate records, in all material respects, of all meetings, and accurately reflect, in all material respects, all other corporate actions of the stockholders and board of directors (including committees thereof) of Radiocoms and each of its Subsidiaries. The stock certificate books and stock transfer ledgers of Radiocoms and its Subsidiaries previously made available to the Purchaser are true, correct and complete. All stock transfer taxes levied or payable with respect to all transfers of shares of Radiocoms and its Subsidiaries prior to the date hereof (if any) have been paid and appropriate transfer tax stamps affixed.

               4.6  Conflicts; Consents of Third Parties.
                    ------------------------------------

               (a) None of the execution and delivery by Seller of this Agreement and the Seller Documents, the consummation of the transac-tions contemplated hereby or thereby (including, without limitation, the transaction referred to in the second sentence of Section 4.7), or compliance by Seller with any of the provisions hereof or thereof do or will (i) conflict with, or result in the breach of, any provision of the Memorandum of Association or Articles of Association or comparable organizational documents of Seller, Radiocoms or any of Radiocoms's Subsidiaries or Relevant Affiliates; (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller, Radiocoms or any of its Subsidiaries or Relevant Affiliates is a party or by which Seller, Radiocoms or any of its Subsidiaries or Relevant Affiliates or any of their respective properties or assets is bound, including, without limitation, the EFJ Shareholders' Agreement (as hereinafter defined) and any other such agreement that relates in any way to the EFJ Shares or the EFJ Warrant; (iii) violate any statute, rule, regulation, order or decree of any Governmental Body by which Seller, Radiocoms or any of its Subsidiaries or Relevant Affiliates is bound; or (iv) result in the creation of any Lien upon the properties or assets of Seller, Radiocoms or any of its Subsidiaries or Relevant Affiliates except, in case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Radiocoms and its Subsidiaries, taken as a whole, or materially delay the consummation of the transactions contemplated hereby.

               (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Seller, Radiocoms or any Subsidiary or Relevant Affiliate of Radiocoms in connection with the execution and delivery of this Agreement or the Seller Documents, or the compliance by Seller or any of its Relevant Affiliates with any of the provisions hereof or thereof, except
     (i) for compliance with the applicable requirements of the HSR Act,
     (ii) for amendments to Seller's Schedule 13D filing with respect to Purchaser to reflect the execution of this Agreement and the consummation of the Transactions, and (iii) where the failure to obtain such consent, waiver, approval, Order, Permit or authorizations, or to make such declaration or filing, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Radiocoms and its Subsidiaries, taken as a whole, or materially delay the consummation of the transactions contemplated hereby.

               4.7  Ownership and Transfer of Shares; Ownership of EFJ
                    --------------------------------------------------

     Shares and EFJ Warrant.  Seller is the sole record and beneficial
     ----------------------

     owner of the Existing Shares (and, as of the Closing, Seller will be the sole record and beneficial owner of the Shares), and, except as set forth in Section 4.7 of the Radiocoms Disclosure Letter, Radiocoms is the sole record and beneficial owner of the EFJ Shares and the EFJ Warrant, in each case free and clear of any and all Liens, except (in the case of the EFJ Warrant and the EFJ Warrant) for that certain Shareholders Agreement, dated as of March 14, 1995, among certain shareholders of E.F. Johnson Company (the "EFJ Shareholders' Agree-ment"), to which the EFJ Shares, and any shares issuable pursuant to the EFJ Warrant, are subject. The EFJ Shares and the EFJ Warrant constitute all of the securities of EFJ owned or held by Radiocoms or any of its Affiliates, and were transferred to Radiocoms by Securicor Communications Inc. in exchange for a one-year note of Radiocoms (the "EFJ Note") in an aggregate principal amount of $10,000,000 on June 17, 1996. Seller has the corporate power and authority to sell, transfer, assign and deliver the Shares, and such delivery will convey to Purchaser good and marketable title to the Shares, free and clear of any and all Liens.

               4.8  Financial Statements.  Seller has delivered to
                    --------------------

     Purchaser copies of (a) the audited consolidated balance sheet of Radiocoms and its Subsidiaries as at September 30, 1995, and the related audited consolidated statements of income and of cash flows of Radiocoms and its Subsidiaries (determined as of September 30, 1995) for the year then ended and (b) the unaudited consolidated balance sheet of Radiocoms and its Subsidiaries as at March 31, 1996, and the related statements of income and cash flows of Radiocoms and its Subsidiaries (determined as of March 31, 1996) for the six-month period then ended (the "Interim Statements") (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the "Radiocoms Financial Statements"). Each of the Radiocoms Financial Statements (i) is complete and correct in all material respects, (ii) has been prepared in accordance with GAAP (subject to normal year-end adjustments in the case of the Interim Statements), in accordance with the books and records of Radiocoms and its Subsidiaries and in conformity with the practices consistently applied by Radiocoms without modification of the accounting principles used in the preparation thereof, except that such financial statements have been conformed to GAAP and except as set forth in Section 4.8 of the Radiocoms Disclosure Letter,
     (iii) except for the issuance of the Shares and the Preferred Shares, the transfer of the EFJ Shares and EFJ Warrant to Radiocoms, and the cancellation of intercompany indebtedness, reflects all transactions relating to the Business including, without limitation, operations of Radiocoms and the Subsidiaries and any transaction with Securicor plc or its Subsidiaries, and (iv) presents fairly the financial position, results of operations and cash flows of Radiocoms and its Subsidiaries as at the dates and for the periods indicated. The Pro Forma Balance Sheet (as defined in Section 6.9(c)) will present fairly the financial position of Radiocoms and its Subsidiaries on a pro forma basis as at the date indicated, as adjusted as described in Section 6.9(c), in accordance with GAAP (subject to normal year-end adjustments).

               For the purposes hereof, the audited balance sheet of Radiocoms as at September 30, 1995 and the unaudited balance sheet of Radiocoms as at March 31, 1996, respectively, are referred to as the "Radiocoms Balance Sheet" and the "March Radiocoms Balance Sheet," respectively, and September 30, 1995 and March 31, 1996, respectively, are referred to as the "Radiocoms Balance Sheet Date" and the "March Radiocoms Balance Sheet Date," respectively.

               4.9  No Undisclosed Liabilities.  Radiocoms and its
                    --------------------------

     Subsidiaries have no indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) (a) that would be required by GAAP to be reflected in, reserved against or otherwise described in the consolidated balance sheet of Radiocoms and its Subsidiaries (including the notes thereto) or (b) which could reasonably be expected to have a Material Adverse Effect on Radiocoms and its Subsidiaries, taken as a whole, except (i) as set forth on the March Radiocoms Balance Sheet or in the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the March Radiocoms Balance Sheet Date and
     (iii) as set forth in Section 4.9 of the Radiocoms Disclosure Letter.

               4.10  Absence of Certain Developments.  Except as expressly
                     -------------------------------

     contemplated by this Agreement or as set forth in Section 4.10 of the Radiocoms Disclosure Letter, since the Radiocoms Balance Sheet Date:

               (a) there has not been any Material Adverse Change nor has there occurred any event which is reasonably likely to result in a Material Adverse Change with respect to the Business or Radiocoms and its Subsidiaries, taken as a whole;

               (b) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Business having a replacement cost of more than pound 10,000 for any single loss or pound 10,000 for all such losses;

               (c) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of Radiocoms or any of its Subsidiaries or any repurchase, redemption or other acquisition by Seller, Radiocoms or any Subsidiary of Radiocoms of any outstanding shares of capital stock or other securities of, or other ownership interest in, Radiocoms or any of its Subsidiaries, except for (i) dividends to Radiocoms by any of its wholly owned Subsidiaries and (ii) Seller's acquisition of the Shares and the Preferred Shares as contemplated by this Agreement;

               (d) neither Radiocoms nor any or its Subsidiaries has issued any equity securities or any securities convertible into or exchangeable for equity securities of Radiocoms or any of its Subsidiaries, other than the Shares and the Preferred Shares;

               (e) neither Radiocoms nor any of its Subsidiaries or Relevant Affiliates has awarded or paid any bonuses to employees of the Business or Radiocoms with respect to the fiscal year ended September 30, 1995 and the period ended March 31, 1996, except to the extent accrued on the Radiocoms Balance Sheet or the March Radiocoms Balance Sheet, or entered into any employment, deferred compensation, severance or similar agreement (or amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of its directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrange-ment made to, for or with such directors, officers, employees, agents or representatives (other than normal increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compens-ation expense of Radiocoms and its Subsidiaries, taken as a whole);

               (f) there has not been any change by Radiocoms or any of its Subsidiaries or Relevant Affiliates in accounting or Tax reporting principles, methods or policies relating to the Business;

               (g) neither Radiocoms nor any of its Subsidiaries or Relevant Affiliates has entered into any transaction or Contract or conducted its business related to the Business other than in the ordi-nary course consistent with past practice, and no Relevant Affiliate of Radiocoms has entered into any transaction or Contract or conducted any business related to the Business other than in the ordinary course consistent with past practice, except for the acquisition by Radiocoms of the EFJ Shares, the EFJ Warrant and the issued and outstanding capital stock of Linear Modulation Technology Limited ("LMT") and Securicor Electronics Limited ("SEL");

               (h) neither Radiocoms nor any of its Subsidiaries or Relevant Affiliates has failed to promptly pay and discharge current liabilities of the Business, except where disputed in good faith by appropriate proceedings;

               (i) neither Radiocoms nor any of its Subsidiaries has made any loans (other than as evidenced by the EFJ Note), advances or capital contributions to, or investments in, any Person or paid any fees or expenses to Seller or any Affiliate of Seller;

               (j) neither Radiocoms nor any of its Subsidiaries or Relevant Affiliates has mortgaged, pledged or subjected to any Lien any assets related to the Business, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of Radiocoms or its Subsidiaries or Relevant Affiliates related to the Business, except for (i) assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice, (ii) the transfer of the ownership of the issued and outstanding capital stock of LMT and SEL from Seller to Radiocoms on May 14, 1996 and (iii) the acquisition by Radiocoms of the EFJ Shares and the EFJ Warrant from Securicor Communications Inc. on June 17, 1996;

               (k) neither Radiocoms nor any of its Subsidiaries or Relevant Affiliates has discharged or satisfied any Lien related to the Business, or paid any obligation or liability (fixed or contingent) related to the Business, except (i) in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to Radiocoms and its Subsidiaries, taken as a whole, and (ii) for the refinancing of all of the outstanding indebtedness owed by Radiocoms to Seller and its Affiliates in connection with the issuance of the Preferred Shares;

               (l) neither Radiocoms nor any of its Subsidiaries or Relevant Affiliates has canceled or compromised any debt or claim related to the Business or amended, canceled, terminated, relinquished, waived or released any Contract or right related to the Business except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Business or Radiocoms and its Subsidiaries, taken as a whole;

               (m) neither Radiocoms nor any of its Subsidiaries or Relevant Affiliates has instituted or settled any material Legal Pro-ceeding related to the Business;

               (n) neither the Business nor Radiocoms or any of its Subsidiaries has suffered any extraordinary loss or extraordinary losses (as defined in Opinion No. 30 of the Accounting Principles Board of the American Institute of Certified Public Accountants and any amendments or interpretations thereof) (individually, an "Extraordinary Loss" and, collectively, "Extraordinary Losses");

               (o) neither Radiocoms nor any of its Subsidiaries or Relevant Affiliates has transferred or granted any material rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, service marks, brandmarks, brand names, copyrights or the like, or with respect to any know-how, in any case related to the Business;

               (p) neither Radiocoms nor any of its Subsidiaries or Relevant Affiliates has received any notice or citation for any violation of, nor, to the knowledge of Seller, has any complaint been filed with the Department of Trade and Industry ("DTI") alleging a violation of any rule, regulation or policy of the DTI related to the Business, or allowed any equipment authorization related to the Business issued by the FCC to Radiocoms or any of its Subsidiaries or Relevant Affiliates to lapse or be impaired in any manner, or operated any of its businesses related to the Business in any manner not in compliance with its FCC equipment authorizations and all applicable DTI or FCC rules, regulations and policies; and

               (q) none of Seller or its Relevant Affiliates (on behalf of Radiocoms or any Subsidiary thereof), Radiocoms or any Subsidiary of Radiocoms has agreed to do anything set forth in this Section 4.10.

               4.11  Taxes.
                     -----

               (a) (A) All material Tax Returns required to be filed by or on behalf of Radiocoms and each of its Subsidiaries and Relevant Affiliates, or the Affiliated Group(s) of which any of them is or was a member, have been duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects; (B) all Taxes payable by or on behalf of Radiocoms, its Subsidiaries and Relevant Affiliates, either directly, as part of an Affiliated Group Tax Return, or otherwise, have been fully and timely paid, except to the extent adequately reserved for in accordance with GAAP on the March Radiocoms Balance Sheet, and adequate reserves or accruals for Taxes related to the Business have been provided in accordance with GAAP on the March Radiocoms Balance Sheet with respect to any period through the date thereof for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; and (C) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes related to the Business (including, but not limited to, any applicable statute of limitation) has been executed or filed with any taxing authority by or on behalf of Radiocoms or any of its Subsidiaries or Relevant Affiliates, or any Affiliated Group(s) of which any of them is or was a member.

               (b) Radiocoms and each of its Subsidiaries and Relevant Affiliates has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes related to the Business and has duly and timely withheld from employee salaries, wages and other compensation related to the Business and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.

               (c) Purchaser has received (A) complete copies of all material income, franchise or corporation Tax Returns of Radiocoms and each of its Subsidiaries and Relevant Affiliates (or, in the case of Tax Returns filed for an Affiliated Group, the portion of such Tax Returns relating to Radiocoms or any of its Subsidiaries or Relevant Affiliates) relating to the taxable periods since October 1, 1993 and
     (B) details of all material issues of which Seller has knowledge raised by any taxing authority within the last six years relating to any material Taxes due from Radiocoms and each of its Subsidiaries and Relevant Affiliates with respect to the income, assets or operations of the Business.

               (d) No claim has been made by a taxing authority in a jurisdiction where Radiocoms or any of its Subsidiaries or Relevant Affiliates does not file an income, franchise or corporation Tax Return such that Radiocoms or such Subsidiary or Relevant Affiliate is or may be subject to taxation related to the Business by that jurisdiction.

               (e) All deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns of or covering or including Radiocoms and/or its Subsidiaries or Relevant Affiliates have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor have Seller, Radiocoms or any of its Subsidiaries or Relevant Affiliates received any written notice from any taxing authority that it intends to conduct such an audit or investigation with respect to the Business. No request for a ruling, clearance or a determination letter related to the Business is pending with any taxing authority. No issue has been raised in writing by any taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency against Radiocoms or any Subsidiary or Relevant Affiliate for any subsequent taxable period that could be material.

               (f) Neither Radiocoms (except with one or more of its Subsidiaries or Relevant Affiliates) nor any Subsidiary or Relevant Affiliate (except with Radiocoms or another Subsidiary or Relevant Affiliate) is a party to any Tax Sharing Agreement or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

               (g) There are no liens as a result of any unpaid Taxes upon any of the assets of Radiocoms or any of its Subsidiaries or Relevant Affiliates.

               (h) Radiocoms, its Subsidiaries and its Relevant Affiliates have not made any payment to or provided any benefit for any of its officers, employees, former officers or former employees and have not made or agreed to make a payment of an income nature which would not be allowable as a deduction in computing its profits for corporation tax purposes except in the ordinary course of business.

               (i) As of the Closing, Radiocoms and its Subsidiaries will have received payment equal to the tax benefit obtained by the claimant company for all amounts surrendered as group relief in accordance with Section 402 of the Income and Corporation Taxes Act 1988.

               (j) Neither Radiocoms nor any of its Subsidiaries or Relevant Affiliates has acquired any of its assets by virtue of a transfer from a group company under Section 171 of the Taxation of Chargeable Gains Act 1992, except for those specified in Section 4.11(j) of the Radiocoms Disclosure Letter.

               (k) No claim has been made under Section 152 of the Taxation of Chargeable Gains Act 1992, which affects the amount of the consideration which would be allowable under Section 8 of the Taxation of Chargeable Gains Act 1992 on a disposal of an asset by Radiocoms or its Subsidiaries or Relevant Affiliates.

               (l) Except for the issuances of the Shares and the Preferred Shares contemplated by this Agreement, Radiocoms, its Subsidiaries and its Relevant Affiliates have at no time after April 6, 1965 repaid, redeemed or purchased or agreed to repay, redeem or purchase, or granted an option under which it may become liable to purchase, any shares of any class of its issued share capital nor have they after that date capitalized or agreed to capitalize in the form of shares or debentures any profits or reserves of any class or description or otherwise issued or agreed to issue any share capital other than for the receipt of a new consideration (within the meaning of Part VI of the Income and Corporation Taxes Act 1988) or passed or agreed to pass any resolution to do so.

               (m) No securities (within the meaning of Part VI of the Income and Corporation Taxes Act 1988) issued by Radiocoms or any of its Subsidiaries and its Relevant Affiliates remaining in issue at the date of the Closing were issued in such circumstances that any interest or any other distribution out of assets in respect thereof falls to be treated as a distribution under Section 209(2)(d), (da) or
     (e).

               (n) Neither Radiocoms nor any of its Subsidiaries or Relevant Affiliates has received any capital distribution to which the provisions of Section 189 of the Taxation of Chargeable Gains Act 1992 could apply.

               (o) Except as disclosed in Section 4.11(o) of the Radiocoms Disclosure Letter, no asset of Radiocoms or its Subsidiaries or Relevant Affiliates shall be deemed under Sections 178 or 179 of the Taxation of Chargeable Gains Act 1992 to have been disposed of and reacquired by virtue of or in consequence of the entering into or performance of this Agreement or any other event since the Radiocoms Balance Sheet Date.

               (p) Neither Radiocoms nor any of its Subsidiaries or Relevant Affiliates has been a party to or otherwise involved in any arrangement of which the main purpose was the avoidance of liability to taxation or any transaction to which any of the following provisions could apply:

                    (i) Sections 29-34 of the Taxation of Chargeable Gains Act 1992;

                   (ii) Sections 116-118 of the Income and Corporation Taxes Act 1988;

                  (iii) Section 399 of the Income and Corporation Taxes Act 1988; or

                   (iv) Sections 729-746 or Sections 774-778 of Part XVII of the Income and Corporation Taxes Act 1988.

               4.12  Real Property.
                     -------------

               (a) Section 4.12(a) of the Radiocoms Disclosure Letter describes (i) all real property and all interests therein owned of record or beneficially by Radiocoms or any of its Subsidiaries or, by any Relevant Affiliate of Radiocoms and occupied by or used in the Business (the "Radiocoms Real Properties"), (ii) all leases of real property directly or principally related to the Business or to which Radiocoms or any of its Subsidiaries is a party or by which Radiocoms or any of its Subsidiaries is bound and (iii) the purposes for which such properties are used. True, correct and complete copies of all documents referred to in Section 4.12(a) of the Radiocoms Disclosure Letter have been delivered or made available to Purchaser.

               (b) (i) Radiocoms or one of its Subsidiaries or Relevant Affiliates (which Relevant Affiliate is identified in Section 4.12(a) of the Radiocoms Disclosure Letter) has (A) good and marketable title to the Radiocoms Real Properties, free and clear of all Liens except for imperfections of title, if any, that do not materially detract from the value of the property subject thereto, or materially interfere with the manner in which such property is currently being used or is proposed to be used in the Business by Radiocoms or any of its Subsidiaries or materially impair the operations of the Business or Radiocoms or any of its Subsidiaries and which do not secure obligations for borrowed money used in the Business or the deferred portion of the purchase price of acquired property used in the Business (collectively, the "Radiocoms Permitted Encumbrances"), and
          (B) all material easements and rights,
          including, but not limited to, easements for power lines, water lines, sewers, roadways and other means of ingress and egress, necessary to conduct the business conducted on the Radiocoms Real Properties; and none of the Liens set forth in Section 4.12(b) of the Radiocoms Disclosure Letter has had or could reasonably be expected to have a Material Adverse Effect on the Business or Radiocoms and its Subsidiaries, taken as a whole;

                   (ii) Neither the whole nor any portion of any of the Radiocoms Real Properties is subject to any pending condemnation or similar proceeding by any Governmental Body, and Seller does not know that any such condemnation or taking is threatened or contemplated;

                  (iii) Neither Radiocoms nor any of its Subsidiaries is, or as of the Closing Date will be, in violation of any applicable Law or Order relating to the Radiocoms Real Properties, except where the failure to be in compliance with such Law or Order could not reasonably be expected to have a Material Adverse Effect on the Business or Radiocoms and its Subsidiaries, taken as a whole, and no notice from any Governmental Body has been served upon Radiocoms or any of its Subsidiaries or Affiliates claiming any material violation thereof or calling attention to the need for any material work, repairs, construction, alterations, installations on or in connection with said owned or leased real properties used in connection with the Business or by Radiocoms and its Subsidiaries;

                   (iv) Radiocoms or one of its Subsidiaries or Relevant Affiliates has obtained all permits, licenses or certificates of occupancy pertaining to the ownership or operation of any of the owned or leased real properties of the Business or Radiocoms or any of its Subsidiaries (including, without limitation, the Radiocoms Real Properties) that are required to be obtained from any Governmental Body by a Relevant Affiliate (in connection with the Business) or by Radiocoms or any of its Subsidiaries, except where the failure to obtain such permits, licenses or certificates of occupancy could not reasonably be expected to have a Material Adverse Effect on the Business or on Radiocoms and its Subsidiaries, taken as a whole;

                    (v)  Each of the leases of real property referred to in
          Section 4.12(a) above is valid and enforceable in accordance with its terms, subject to the Bankruptcy Exception, and there is not under any such lease any existing breach, default, event of default or event which, with notice and/or lapse of time, would constitute a breach, default or event of default (A) by Radiocoms or any of its Subsidiaries or Relevant Affiliates or (B) to the knowledge of Seller, by any other party to any such lease, except where such breach, default or event of default could not reasonably be expected to have a Material Adverse Effect on the Business or Radiocoms and its Subsidiaries, taken as a whole;

                   (vi) No previous or current party to any such lease has given notice of or made a claim with respect to any breach or default, the consequences of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Business or Radiocoms and its Subsidiaries, taken as a whole;

                  (vii) None of the rights of Radiocoms or any of its Subsidiaries or Relevant Affiliates under any of such leases will be subject to termination or modification as the result of the consummation of the transactions contemplated by this Agreement; and

                 (viii) No consent or approval of any third party is required under any of such real property leases to the consummation of the transactions contemplated hereby.

               4.13  Tangible Personal Property.
                     --------------------------

               (a) Section 4.13(a) of the Radiocoms Disclosure Letter sets forth all leases of personal property related to the Business, other than leases for motor vehicles, involving annual payments in excess of pound 10,000 to which Radiocoms or any of its Subsidiaries or Relevant Affiliates is a party or by which Radiocoms or any of its Subsidiaries or Relevant Affiliates is bound. True, correct and complete copies of all documents referred to in Section 4.13(a) of the Radiocoms Disclosure Letter have been delivered or made available to Purchaser.

               (b) (i) Each of the leases of personal property referred to in Section 4.13(a) is valid and enforceable in accordance with its terms, subject to the Bankruptcy Exception, and there is not, under any such lease, any existing breach, default, or event of default or event which, with notice and/or lapse of time, would constitute a breach, default or event of default (A) by Radiocoms or any of its Subsidiaries or Relevant Affiliates or, (B) to the knowledge of Seller, by any other party to any such lease, except where such breach, default, event of default could not reasonably be expected to have a Material Adverse Effect on the Business or Radiocoms and its Subsidiaries, taken as a whole;

                   (ii) No previous or current party to any such lease has given notice of or made a claim with respect to any breach or default thereunder, the consequences of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Business or Radiocoms and its Subsidiaries, taken as a whole;

                  (iii) None of the rights of any of Radiocoms or any of its Subsidiaries or Relevant Affiliates under any of such leases will be subject to termination or modification as the result of the consummation of the transactions contemplated by this Agreement;

                   (iv) No consent or approval of any third party is required under any lease referred to in Section 4.13(a) for the consummation of the transactions contemplated hereby;

                    (v) Radiocoms or one of its Subsidiaries or Relevant Affiliates (which is identified) has good title to all material items of tangible personal property reflected on the March Radiocoms Balance Sheet (except as sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practices), free and clear of Liens; and

                   (vi) All of the items of tangible personal property not owned by Radiocoms or one of its Subsidiaries or Relevant Affiliates, but used in the Business and which, individually or in the aggregate, are material to the conduct of such business, are in such condition that upon the return of such properties to their owners in the current condition of such properties, normal wear and tear excepted, at the end of the relevant lease terms or as otherwise contemplated by the applicable agreements with owners thereof, the obligations of Radiocoms or its Subsidiaries or Relevant Affiliates (as applicable) to such owners will be discharged in all material respects.

               4.14  Intangible Property.  Section 4.14 of the Radiocoms
                     -------------------

     Disclosure Letter sets forth a list of each letters patent, material trademark, material trade name, registered copyright, material service mark, and any other similar, registered property or trade right owned by Radiocoms or any of its Subsidiaries, or owned by a Relevant Affiliate of Radiocoms and used in the Business (collectively, together with all know-how, processes, formulae, trade secrets, inventions, designs, industrial models, computer programs and other technical data or drawings, the "Radiocoms Intellectual Property"), and sets forth all applications and licenses for any of the foregoing, and all licenses or similar agreements or arrangements relating to the operation of the Business or of Radiocoms or any of its Subsidiaries or to which Radiocoms or any of its Subsidiaries is a party or subject (property of the foregoing type being hereinafter collectively referred to as the "Radiocoms IP Licenses"), including all licenses or similar agreements or arrangements by which Radiocoms or its Subsidiaries or Relevant Affiliates are authorized to use intellectual property of a third party related to the Business or have granted to a third party rights to use intellectual property related to the Business. Except as indicated in Section 4.14 of the Radiocoms Disclosure Letter:

               (a) Radiocoms or one of its Subsidiaries owns all title and interest in, and, to the knowledge of Seller, right and authority to use, in connection with the conduct of the Business as such Business is presently conducted, all of the Radiocoms Intellectual Property and Radiocoms IP Licenses listed in Section 4.14 of the Radiocoms Disclosure Letter, free and clear of all Liens. The Radiocoms Intellectual Property and Radiocoms IP Licenses (other than licenses granted to third parties), to the knowledge of Seller, constitute all of the intellectual property that Radiocoms needs to conduct the Business as currently conducted. The operation of the Business by Radiocoms and its Subsidiaries or Relevant Affiliates does not, to the knowledge of Seller, infringe upon, misappropriate or violate (in each case, in any material respect) any valid patent, trade name, trademark, service mark, trade secret, brand mark and brand name and other property or trade right of any other person, firm or corporation. None of Radiocoms or any of its Subsidiaries or Affiliates has received any notice or has knowledge pertaining to any actual or threatened, infringement, misappropriation or violation of the items of intellectual property listed in the preceding sentence;

               (b) There are no asserted or, to the knowledge of Seller, threatened, governmental, judicial or adversarial proceedings, hearings, arbitrations, disputes or claims with respect to any of the Radiocoms Intellectual Property or Radiocoms IP Licenses listed in
     Section 4.14 of the Radiocoms Disclosure Letter;

               (c) To the knowledge of Seller, no third party is infringing or engaging in an unauthorized use of the Radiocoms Intellectual Property or Radiocoms IP Licenses; and

               (d) To the knowledge of Seller, neither Seller nor any of its Affiliates has made any disclosure to a third party that would materially impair the value of any confidential Radiocoms Intellectual Property or confidential Radiocoms IP Licenses, and Seller and its Affiliates have treated such confidential information in a manner reasonably designed to preserve its confidentiality.

               4.15  Material Contracts.
                     ------------------

               (a) Section 4.15(a) of the Radiocoms Disclosure Letter sets forth (i) each oral or written agreement, arrangement or commitment of any nature relating to the Business or to which Radiocoms or any of its Subsidiaries is a party or by which it is bound involving (A) a commitment of more than pound 50,000 or (B) the purchase or sale of any assets relating to the Business or of Radiocoms or its Subsidiaries having a book value or more than pound 50,000 and (ii) all (A) loan or credit agreements, indentures, guaranties, promissory notes, pledge agreements, mortgages, security agreements or other instruments in respect of borrowed funds, (B) distributorship, agency, representation, dealer or similar agreements, (C) covenants not to compete or other agreements or understandings which would restrict the distribution or sale of any of the products of the Business or of Radiocoms or any of its Subsidiaries in any geographical area or to any person or class of persons, or which in any way affects the price or other terms at which the Business or Radiocoms or any of its Subsidiaries or any agent or representative of the Business or Radiocoms or any of its Subsidiaries may sell products or services,
     (D) contracts or commitments for capital expenditures, and
     (E) partnership or joint venture agreements. Agreements, arrangements and commitments of the types described in subsections (i) and (ii) above are hereinafter collectively referred to as the "Radiocoms Material Agreements."

               (b) Each Radiocoms Material Agreement is valid and enforceable in accordance with its terms, subject to the Bankruptcy Exception. (i) Neither Radiocoms nor any of its Subsidiaries or Relevant Affiliates nor, to the knowledge of Seller, any other party thereto, is in breach of or in default under any Radiocoms Material Agreement, (ii) to the knowledge of Seller, there has not occurred any event which, after the giving of notice or the lapse of time or both, would constitute a default under, or result in a breach of, any Radiocoms Material Agreement, (iii) no previous or current party to any Radiocoms Material Agreement has given notice of or made a claim or, to the knowledge of the Seller, threatened to make a claim, with respect to any breach or default thereunder, the consequences of which, in the case of clauses (i), (ii) and (iii), individually or in

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


     the aggregate, could reasonably be expected to have a Material Adverse Effect on the Business or Radiocoms and its Subsidiaries, taken as a whole, (iv) none of the rights of Radiocoms or any of its Subsidiaries or Affiliates under any of the Radiocoms Material Agreements will be subject to termination or modification as a result of the consummation of the transactions contemplated by this Agreement, (v) no consent or approval of any third party is required under any Radiocoms Material Agreement to the consummation of the transactions contemplated hereby and (vi) no power of attorney that remains in effect has been granted by Radiocoms or its Subsidiaries.

               (c) Section 4.15(c) of the Radiocoms Disclosure Letter sets forth a true and accurate list of all oral or written agreements, arrangements or commitments of any nature between Radiocoms or any of its Subsidiaries or Affiliates, on the one hand, and EFJ, on the other hand.

               4.16  Employee Benefits.
                     -----------------

               (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Approved" means approved by the Board of Inland Revenue as an exempt approved scheme (within the meaning of Section 592 Income and Corporation Taxes Act of 1988) and "Approval" has the corresponding meaning; (ii) "Retirement/Death/ Disability Benefit" means any pension, lump sum, gratuity or other like benefit given or to be given on retirement or on death, or in anticipation of retirement, or, in connection with past service after retirement or death, or to be given on or in anticipation of, or in connection with any change in the nature of the service of the employee in question or given or to be given on or in connection with the illness, injury or disability of, or suffering of any accident by, an employee of Radiocoms or any of its Subsidiaries or Relevant Affiliates; (iii) "Scheme" means those of the Schemes participated in by Radiocoms, or any of its Subsidiaries or Relevant Affiliates, such Schemes being referred to on Section 4.16(b) of the Radiocoms Disclosure Letter; (iv) "Scheme Documents" means the documents constituting and governing a Scheme (including all notices, announcements and explanatory literature of current effect) and all documents relating to the participation by Radiocoms or any of its Subsidiaries or Relevant Affiliates in and obligations of those entities under such Scheme; (v) "Trustees" means the trustees of a Scheme and includes their predecessors as trustees; (vi) "Valuation" means the most recent actuarial valuation of a Scheme as set forth on
     Section 4.16(b) of the Radiocoms Disclosure Letter with respect to each Scheme where such a Valuation is required by the Inland Revenue; and (vii) "Valuation Date" and "Valuation Report" mean, respectively,


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


     the date as at which the Valuation was carried out and the report of the actuary preparing the Valuation.

               (b) Section 4.16(b) of the Radiocoms Disclosure Letter sets forth a list of all Schemes. All information made available to Purchaser in connection with each Scheme is complete and accurate in all material respects. Except pursuant to the Schemes, neither Radiocoms nor any of its Subsidiaries or Relevant Affiliates has paid, provided or contributed toward, and neither Radiocoms nor any of its Subsidiaries or Relevant Affiliates is under any obligation or commitment (whether or not legally enforceable) to pay, provide or contribute towards, any Retirement/Death/Disability Benefit for and or in respect of any present or past employee (or any spouse, child or dependent of any them) of Radiocoms or any of its Subsidiaries or Relevant Affiliates.

               (c) Seller has made available to Purchaser prior to the date hereof: (i) true, complete and correct copies of all Scheme Documents; (ii) the names and addresses of the current trustees and administrators of each Scheme; (iii) a complete copy of the latest Trustees' Report to members of the audited accounts of each Scheme (including the auditor's report); (iv) a complete copy of the most recent Valuation Report and, if not stated therein, the name and address of the current actuary to each Scheme; (v) a list of each Scheme's active members, pensioners and deferred pensioners who are employees or past employees of Radiocoms with particulars relevant to establish their entitlement to benefits thereunder; (vi) a statement of the rate at which during the current and preceding Scheme year each participating employer contributes to the Scheme and makes payments in respect of the expenses of administration, management and trusteeship of the Scheme and of any proposal to change such rate; (vii) the identity of the principal employer of each Scheme and particulars of the terms of participation of each of Radiocoms and any of its Subsidiaries in each Scheme; (viii) all material particulars of the assets currently held by each Scheme by reference to the categories listed in Schedule 3 to the Occupational Pension Schemes (Disclosure of Information) Regulations 1986 (including full particulars of any employer-related investment as defined in Section 112 of the Pension Schemes Act 1993) of any investment in which more than 5% of the total value of the net assets of the Scheme is invested and of any requirements relating to the Schemes' investments imposed by the Inland Revenue (other than requirements relating to Approved Retirement Benefit Schemes generally) and all material particulars of any common investment fund in which the Scheme participates; (ix) all material particulars of any surplus payment within the meaning of the Pension Scheme Surpluses

     (Administration) Regulations 1987 which has been made or is proposed to be made from such Scheme; (x) a complete copy (or, in the case of an oral contract, full written particulars) of any contract with any person providing services of any nature in connection with the Scheme, including, without limitation, investment management or advisory services, custody services, administration and data processing services; (xi) all material particulars of any discretionary practice of the Scheme in relation to employees or past employees of Radiocoms or any of its Subsidiaries or Relevant Affiliates in the preceding three years (other than pension increases and individual enhancements or additions); (xii) a complete copy of each contract of insurance and of any associated agreement with the insurance company relating to the Scheme and full particulars of the premiums payable under them;
     (xiii) a complete copy of the contracting-out certificate relating to the participation of Radiocoms and any of its Subsidiaries or Relevant Affiliates and of the Inland Revenue's Letter of Approval in force in relation to such Scheme; and (xiv) the basic information about the Scheme required to be given under Schedule 1 of the Occupational Pension Schemes (Disclosure of Information) Regulations 1986.

               (d) Each Scheme is Approved as of its commencement and, to Seller's knowledge, there is no ground on which Approval may be withdrawn or cease to apply.

               (e) The active members of the Scheme employed by Radiocoms or any of its Subsidiaries or Relevant Affiliates are contracted out of the State Earnings-Related Pension Scheme by reference to the Scheme. To Seller's knowledge, there is no ground on which such contracted-out status may be withdrawn or cease to apply. All state scheme premiums, within the meaning of the Pension Schemes Act 1993, due in respect of any member or former member of the Scheme who is an employee or past employee of Radiocoms or any of its Subsidiaries or Relevant Affiliates have been paid in accordance with applicable statutory requirements.

               (f) Every employee of Radiocoms or any of its Subsidiaries who is entitled to membership of the Scheme (whether under the Scheme Documents or any applicable law) has been invited to join the Scheme as of the date on which he became entitled. Radiocoms and its Subsidiaries or Relevant Affiliates have been properly admitted to participation in each Scheme in which employees of Radiocoms and its Subsidiaries or Relevant Affiliates participate.

               (g) Since the effective date of the Valuation, no power has been exercised under the Scheme to admit to membership any employee of Radiocoms or any of its Subsidiaries or Relevant Affiliates who is not automatically eligible for membership under the Scheme Documents or to grant or augment any benefit under the Scheme in respect of employees of Radiocoms or its Subsidiaries or Relevant Affiliates which would not otherwise have been provided in the ordinary course under the Scheme Documents.

               (h) To Seller's knowledge, the books of account, Trustees' minutes and other records of the Scheme have been properly and accurately maintained in all material respects and, to Seller's knowledge, all such books, minutes and records and originals of the Scheme Documents are in the possession of the Trustees.

               (i) All contributions and expenses payable by Radiocoms or any of its Subsidiaries or Relevant Affiliates (including actuarial, trusteeship, consultancy, legal, audit and administrative expenses) in respect of the Scheme have been paid and, to Seller's knowledge, no services have been rendered or requested in respect of the Scheme of which an account has not been rendered and which when rendered would tend to increase materially the rate of contribution of Radiocoms or any of its Subsidiaries or Relevant Affiliates to each of the Schemes in respect of the recoupment of such expenses or costs.

               (j) Each contract and agreement referred to in sub-paragraph (c)(xii) is enforceable and, to Seller's knowledge, there is no ground on which the insurers might avoid liability under it. All premiums payable under all such contracts have been paid. Without limiting the foregoing, all lump sum and pension benefits payable in the event of the death of an employee of Radiocoms or any of its Subsidiaries or Relevant Affiliates while in service are fully insured, and all benefits in respect of employees of Radiocoms or any of its Subsidiaries or Relevant Affiliates which are in payment and which are paid up (payment not having commenced) and all contingent benefits are fully secured, with a reputable insurance company authorized to carry on ordinary long-term insurance business under the Insurance Companies Act 1982.

               (k) To Seller's knowledge, the Scheme has at all times been operated in all material respects in accordance with, and the Trustees and all of the employers participating in the Scheme have observed and performed all their obligations under, the Scheme Documents, the requirements of the Inland Revenue for Approval, the requirements of the Occupational Pensions Board applicable to the Scheme and all applicable laws.

               (l) To Seller's knowledge, the Valuation is accurate in all material respects on the basis of the information supplied to the actuary who carried out the Valuation. Such information supplied to the actuary was complete and accurate in all material respects as of the date when it was so supplied, including the information relating to the assets held by the Scheme and to any augmentation of benefits, and to any benefits which would not otherwise have been provided under the Scheme Documents, to or in respect of employees of Radiocoms or any of its Subsidiaries or Relevant Affiliates. Since the Valuation
     Date: (i) pensionable earnings of employees of Radiocoms or any of its Subsidiaries or Relevant Affiliates have not increased at a rate greater than the rate of increase assumed for the purpose of the Valuation Report; and (ii) no action has been taken by Seller or by Radiocoms or any of its Subsidiaries or Relevant Affiliates (including, without limitation, by way of a change relating to the assets held by the Scheme or in investment policy or practice or in the number, age or sex distribution of members) which might cause the result of an actuarial valuation carried out at Closing, adopting the same actuarial methods and assumptions as were adopted for the purpose of the Valuation, to be materially different from the result of the Valuation.

               (m) At Closing the Scheme will hold assets which have a value at least as great as the value of the assets as stated in the Valuation increased since the Valuation Date at a rate not lower than the rate of investment return assumed for the purpose of the Valuation. On the basis of the methods and assumptions used for the Valuation, the rate of contributions payable by Radiocoms or any of its Subsidiaries or Relevant Affiliates recommended in the Valuation Report will be adequate to fund the benefits in payment and prospectively or contingently payable under the Scheme in respect of employees of Radiocoms or any of its Subsidiaries or Relevant Affiliates.

               (n) Each transfer payment received by the Scheme after 17th May, 1990 in respect of employees or pensioners or deferred pensioners who are past employees of Radiocoms or any of its Subsidiaries or Relevant Affiliates and who are members of the Scheme has been calculated in such a way that it does not treat men and women unequally insofar as the payment relates to employment after that date but disregards the application of any actuarial assumption which may by law differ as between men and women for this purpose.

               (o) No Scheme is registered under Chapter III of Part V of the Income and Corporation Taxes Act 1988 and no application for such a registration has been made.

               (p) Section 4.16(p) of the Radiocoms Disclosure Letter sets out full details of all current dispensations and notices granted by the Inland Revenue relating to Radiocoms, its Subsidiaries and Relevant Affiliates under Section 166 of the Income and Corporation Taxes Act 1988.

               (q) No Scheme is subject to the provisions of Section 187 and Schedule 9 of the Income and Corporation Taxes Act 1988.

               (r) No employee share ownership trust established in respect of the employees of Radiocoms or its Subsidiaries or Relevant Affiliates is subject to any charge to tax under Section 68 or Section 71 of the Finance Act 1989 and there are no circumstances likely to lead to such a charge and Radiocoms, its Subsidiaries and its Relevant Affiliates are not subject to any liability whether actual or potential under Section 68(3) of the Finance Act 1989 to pay tax otherwise due from the trustees of any such trust.

               (s) Each Scheme has been operated in accordance and in compliance with the recommendations set forth in Section 5 of the most recent Valuation Report that is set forth in the Radiocoms Disclosure Letter.

               4.17  Labor.
                     -----
               (a) No employees of the Business or Radiocoms or any of its Subsidiaries are represented by any labor organization, and no labor organization or group of employees of the Business or Radiocoms or any of its Subsidiaries has made a demand for recognition, has filed a petition seeking a representation proceeding or given Radiocoms or any of its Subsidiaries or Relevant Affiliates written notice of any intention to be represented by a collective bargaining representative. No collective bargaining agreement is currently being negotiated with respect to any employees of the Business or Radiocoms or any of its Subsidiaries.

               (b) (i) The Business and Radiocoms and each of its Subsidiaries is in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and with each collective bargaining agreement applicable to it, and is not engaged in any unfair labor practice; (ii) to the knowledge of Seller, there is no unfair labor practice charge, complaint or similar claim relating to the Business against Radiocoms or any of its Subsidiaries or Relevant Affiliates pending or threatened before any Governmental Body charged with the regulation or oversight of labor relations or similar matters;
     (iii) there is
     no labor strike, work slowdown or stoppage or other significant labor dispute or disturbance pending or, to the knowledge of Seller, threatened against or affecting the Business or Radiocoms or any of its Subsidiaries; (iv) to the knowledge of Seller, there is no representation claim or petition pending before any Governmental Body charged with the regulation or oversight of labor relations or similar matters, and no question concerning representation exists with respect to the respective employees of the Business or Radiocoms or any of its Subsidiaries; (v) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending, and no claim therefor exists, which in any case could reasonably be expected to have a Material Adverse Effect on the Business or Radiocoms and its Subsidiaries, taken as a whole; and (vi) neither the Business nor Radiocoms or any of its Subsidiaries has experienced any work stoppage or other significant labor difficulty during the past three years.

               (c) There are no agreements or supplemental agreements currently in effect between Radiocoms or any of its Subsidiaries or Affiliates and any collective bargaining representative representing a group of employees employed by the Business or Radiocoms or any of its Subsidiaries.

               (d) Section 4.17(d) of the Radiocoms Disclosure Letter sets forth the names of all present salaried employees of the Business or of Radiocoms and its Subsidiaries and their current annual salaries and other compensation.

               4.18  Litigation.
                     ----------

               (a) Except as disclosed in Section 4.18(a) of the Radiocoms Disclosure Letter, (i) there are no Legal Proceedings (including, but not limited to, any proceedings which seek the revocation, non-renewal or the adverse modification of any DTI license) asserted or, to the knowledge of Seller, threatened, or any governmental investigation pending or, to the knowledge of Seller, threatened, against or affecting the Business or Radiocoms or any of its Subsidiaries at law or in equity, before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency, court or other instrumentality, or by any private person, firm, corporation or other entity (such representation being limited, in the case of any such matter in which the sole remedy sought or threatened to be sought, as the case may be, is the payment of money, to matters in which the sum sought or threatened to be sought is unspecified or in excess of pound 10,000), (ii) to the knowledge of Seller, there is no basis for any such Legal Proceeding which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business or Radiocoms and its Subsidiaries, taken as a whole and (iii) there are no existing or, to the knowledge of Seller, threatened orders, judgments or decrees of any court or governmental agency affecting the Business or Radiocoms or any of its Subsidiaries or any of their respective properties or assets.

               (b) Seller is not aware of any facts which would disqualify Radiocoms or any of its Subsidiaries under the Telecommunications Act of 1984 or the rules, regulations and practices of the DTI from transferring ownership of the Business and Radiocoms to Purchaser. Neither Radiocoms or any of its Subsidiaries nor the Seller or any of its Affiliates shall take any action which would cause such disqualification or fail to take any action if the failure to take such action would cause such disqualification.

               (c) There are no Legal Proceedings asserted or, to the knowledge of Seller, threatened against, or any governmental investigation pending or, to the knowledge of Seller, threatened against, the Business, Radiocoms or any of its Subsidiaries or Seller or any of its Affiliates which would give any third party the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent any of the parties hereto from complying with the terms and provisions of this Agreement.

               (d) There are no applications, complaints or proceedings pending or, to the knowledge of Seller, threatened before the DTI, relating (i) to the Business or (ii) to Radiocoms and its Subsidiaries or Relevant Affiliates which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the Business or Radiocoms and its Subsidiaries, taken as a whole.

               4.19  Compliance with Laws.
                     --------------------

               (a) To the knowledge of Seller, Radiocoms and each of its Subsidiaries and Relevant Affiliates is in compliance with all Laws applicable to the Business or the conduct of the Business or its operations or the use of its properties (including any leased properties) and assets, except for Environmental Laws (which are addressed in Section 4.20) and such instances of non-compliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business or Radiocoms and its Subsidiaries, taken as a whole. Neither Seller nor Radiocoms or any of its Subsidiaries has received any written notice alleging any non-compliance with applicable Laws.

               (b) Except as set forth in Section 4.19(b) of the Radiocoms Disclosure Letter, Radiocoms or one of its Subsidiaries has timely obtained all required FCC consents or authorizations or consents or authorizations of other Governmental Entities that perform functions or regulate matters similar to those performed or regulated by the FCC (the "Equipment Authorizations") necessary to manufacture and commercially distribute its linear modulation technology in the United States and the United Kingdom and each other country in which such technology has been or is being sold by Radiocoms, its Subsidiaries or any of the Relevant Affiliates. The Equipment Authorizations are valid and in full force and effect. The equipment for which Radiocoms or any of its Subsidiaries has received the Equipment Authorizations conforms to the terms and conditions of such Authorizations and, to the knowledge of Seller, otherwise complies with all applicable rules, regulations and policies (including, without limitation, those of the FCC), except for such instances of non-compliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business or Radiocoms and its Subsidiaries, taken as a whole.

               4.20  Environmental Matters.
                     ---------------------

               (a) For purposes of this Section 4.20, "Real Property" means all real property presently owned or operated by Radiocoms or any of its Subsidiaries or by Relevant Affiliates and used in the Business and all real property (including property held as trustee or in any other fiduciary capacity) over which Radiocoms or any of its Subsidiaries currently exercises ownership, dominion, management or control. "Divested Real Property" means any real property formerly owned or operated by Radiocoms or its Subsidiaries or Relevant Affiliates which, if it were still so owned or operated, would constitute Real Property.

               (b) Except as would not individually or in the aggregate have a Material Adverse Effect on Radiocoms and its Subsidiaries, taken as a whole, or the Business,

                    (i) the operations of the Business, Radiocoms and each of its Subsidiaries (and, with respect to the Business, each of its Relevant Affiliates) are and have been in compliance with all applicable Environmental Laws,

                   (ii) to the knowledge of Seller, the Real Property does not (and any Divested Property at the time of its disposition did not) contain any Hazardous Substance in violation of any applicable Environmental Law,

                  (iii) neither Radiocoms nor any of its Subsidiaries or Relevant Affiliates has any knowledge that, or has received any written notices, demand letters or written requests for information from any Governmental Body or any third party indicating that, it may be in violation of, or liable under, any Environmental Law,

                   (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the knowledge of Seller, threatened against Radiocoms or any of its Subsidiaries or Affiliates with respect to the Business or the Real Property (or any Divested Real Property) relating to any violation or alleged violation, of any Environmental Law,

                    (v) no reports have been filed, or are required to be filed, by Radiocoms or any of its Subsidiaries or Affiliates concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law on or at the Real Property (or any Divested Real Property),

                   (vi) to the knowledge of Seller, there are no underground storage tanks on, in or under any of the Real Property, and there were no underground storage tanks on, in or under any Divested Real Property at the time of its disposition; and no underground storage tanks have been closed or removed from any Real Property or Divested Real Property while such Real Property or Divested Real Property was owned or operated by Radiocoms or any of its Subsidiaries, and

                  (vii) neither Radiocoms nor any of its Subsidiaries (or, with respect to the Business, any of its Relevant Affiliates) has incurred, and none of the Real Property is presently subject to, any liabilities fixed (or, to the knowledge of Seller, contingent) relating to any suit, settlement, court order, administrative order, judgment or claim asserted or arising under any Environmental Law.

               (c) There are no permits or licenses required under any Environmental Law in respect of the Real Property, except for such permits or licenses the absence of which could not reasonably be expected to have a Material Adverse Effect on Radiocoms and its Subsidiaries, taken as a whole, or the Business.

               (d) Neither Radiocoms nor any of its Subsidiaries or Affiliates has received written notice or otherwise has knowledge that any part of the Real Property or any Divested Real Property has been or is listed as a site containing Hazardous Substances pursuant to any Environmental Law.

               4.21  Insurance.  Seller has made available to Purchaser
                     ---------

     true, complete and correct copies of all policies of insurance of any kind or nature covering the Business or Radiocoms or any of its Subsidiaries or any of their respective employees, properties or assets, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity, product liability, and other casualty and liability insurance. All such policies are in full force and effect and have not been reduced or cancelled; no change in any such insurance policy has been notified to Radiocoms or any of its Subsidiaries or Affiliates; and, to the Seller's knowledge, neither Radiocoms nor any of its Subsidiaries or any Relevant Affiliate is in default of any provision thereof, except for such defaults as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business or Radiocoms and its Subsidiaries, taken as a whole.

               4.22  Related Party Transactions.  Except as set forth in
                     --------------------------

     Section 4.22 of the Radiocoms Disclosure Letter, neither Seller nor any of its Affiliates has borrowed any moneys from or has outstanding any indebtedness or other similar obligations to Radiocoms or any of its Subsidiaries, and neither Radiocoms nor any of its Subsidiaries has borrowed any moneys from or has any indebtedness or other similar obligations to Seller or any of its Affiliates or any holder of more than 15% of Securicor plc's issued and outstanding shares of capital stock. Except as set forth in Section 4.22 of the Radiocoms Disclosure Letter, none of the Seller, Radiocoms or any of its Subsidiaries, any Affiliate of Radiocoms or Seller or, to the knowledge of Seller, any holder of more than 15% of Securicor plc's issued and outstanding shares of capital stock, nor, to the knowledge of Seller, any officer or employee of Radiocoms or its Affiliates
     (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of Radiocoms or any of its Subsidiaries, (B) engaged in a business related to the business of Radiocoms or any of its Subsidiaries, or (C) a participant in any transaction to which Radiocoms or any of its Subsidiaries is a party, except where any officer or employee of Radiocoms or its Affiliates owns less than 5% of the issued and outstanding capital stock of such Person and such Person's equity securities are traded or quoted on a recognized stock exchange or quotation system, or (ii) is a party to any Contract with Radiocoms or any of its Subsidiaries.

               4.23  Financial Advisors.  Except as set forth in Section
                     ------------------

     4.23 of the Radiocoms Disclosure Letter, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof. Seller and its Affiliates have entered into no agreement or arrangement which would require Purchaser or any of its Subsidiaries to pay any such fee or commission.

               4.24  Claims to Property.  Except as otherwise disclosed in
                     ------------------

     this Agreement, Seller and its Affiliates (other than Radiocoms and its Subsidiaries) will, as of the Closing Date, have no claim to any property, asset or right owned by Radiocoms or any of its Subsidiaries or used in the Business by Radiocoms or any of its Subsidiaries or Relevant Affiliates.

               4.25  Licenses; Permits; Authorizations.
                     ---------------------------------

               (a) Except as set forth in Section 4.25 of the Radiocoms Disclosure Letter, Radiocoms and its Subsidiaries have all material approvals, authorizations, consents, licenses (including DTI licenses), orders and permits (except for sales and use tax permits, franchise tax registrations and zoning ordinances, variances and permits) of all Governmental Bodies required by the nature of the operations of the Business or Radiocoms or any of its Subsidiaries to permit the operations thereof in the manner in which they are currently conducted (collectively, the "Radiocoms Licenses"). Radiocoms or one of its Subsidiaries is the authorized legal holder of the Radiocoms Licenses issued to and used by it, none of which is subject to any restriction or condition which would limit in any material respect the full operation of the Business or Radiocoms or any of its Subsidiaries as now or proposed to be operated.

               (b) Except as set forth in Section 4.25 of the Radiocoms Disclosure Letter, there are no competing applications or proceedings pending or complaints filed or, to the knowledge of Seller, threatened, as of the date hereof, before the DTI relating to the Business or its operations of Radiocoms other than applications, proceedings or complaints which generally affect the land mobile radio industry. The Radiocoms Licenses are in good standing, are in full force and effect and are unimpaired in any material respect by any act or omission of the officers, directors or employees of Radiocoms or Seller or their respective Affiliates, and the operation of the Business and Radiocoms and its Subsidiaries are in accordance therewith in all material respects and no registration, clearance or prenotification is required in respect of them in connection with the Transactions. Seller has no reason to believe that any of such Radiocoms Licenses will not be renewed in the ordinary course on their existing or no less favorable terms.

               4.26  Investment in Purchaser Shares.
                     ------------------------------

               (a) Seller will hold the Purchaser Shares issued to it pursuant to this Agreement for investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Seller does not have any present intention of selling, offering to sell or otherwise disposing of or distributing the Purchaser Shares issued to it pursuant to this Agreement.

               (b) Seller acknowledges that Purchaser has disclosed that the Purchaser Shares to be issued to Seller pursuant to this Agreement have not been registered under the Securities Act and, therefore, cannot be resold unless they are registered under the Securities Act or unless an exemption from registration is available.

               (c) Seller is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Purchaser Shares.

               (d) Seller has had an opportunity to ask questions and receive answers concerning the terms and conditions of the acquisition of the Purchaser Shares and has had full access to such other information concerning the Purchaser as Seller has requested.

               (e) Seller is able to bear the economic risk of its investment in the Purchaser Shares for an indefinite period of time, recognizing that the Purchaser Shares have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

               (f) Seller acknowledges that until such time as the Purchaser Shares have been registered, or are otherwise eligible, for resale in accordance with the Securities Act, each certificate representing the Purchaser Shares shall be endorsed with the following legend:

               "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE FIRST BEEN REGISTERED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE CORPORATION SHALL HAVE RECEIVED, AT THE EXPENSE OF THE HOLDER, EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO THE CORPORATION (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION)."

               4.27  Investments in Purchaser.  Except as set forth in
                     ------------------------

     Section 4.27 of the Radiocoms Disclosure Letter or in Schedule 13D filings under the Exchange Act by Securicor plc, or as contemplated by this Agreement, neither Securicor plc nor any of its Affiliates has, or has had within the preceding twelve months, any direct or indirect beneficial interest (including, without limitation, any right to acquire any interest) in the capital stock of Purchaser.

               4.28  Accounts Receivable.  Each of the accounts receivable
                     -------------------

     recorded on the books of Radiocoms and any of its Subsidiaries or Relevant Affiliates related to the Business is a bona fide account receivable which has arisen in the ordinary course of business.
     Except as set forth in Section 4.28 of the Radiocoms Disclosure Letter, the reserves for such accounts receivable were calculated in a manner consistent with past practices of Radiocoms and its Subsidiaries and Relevant Affiliates. To the knowledge of Seller, such accounts receivable, in the aggregate, (a) are collectible, net of reserves with respect thereto, within the greater of 120 days and the date when they are due in accordance with their terms or (b) are adequately secured.

               4.29  Accounts Payable.  Each of the accounts payable
                     ----------------

     recorded on the books of Radiocoms and each of its Subsidiaries or Relevant Affiliates that is related to the Business is valid and represents obligations in respect of good or services related to the Business which have been received by Radiocoms or one of its Subsidiaries or Relevant Affiliates, respectively and were priced no higher than market value.

               4.30  Inventory.  All inventory of the Business recorded in
                     ---------

     the books of Radiocoms and its Subsidiaries or Relevant Affiliates is carried at the lower of cost or market value, and, to the knowledge of Seller, except as set forth in Section 4.30 of the Radiocoms Disclosure Letter, consists of a quality and quantity usable and saleable in the ordinary course of the Business. To the knowledge of Seller, no material part of such inventories has been priced in excess of its ultimate net expected realizable value and the present quantities of inventories of the Business are reasonable and warranted in the present circumstances of the Business. All of the inventory of the Business is located on Radiocoms or its Subsidiaries' properties.

               4.31  Products.  Section 4.31 of the Radiocoms Disclosure
                     --------

     Letter sets forth all generic products and lines of products sold or distributed by the Business or by Radiocoms and/or its Subsidiaries, and Seller has made available to Purchaser all material information with respect to the brand names, technical specifications, origin, approval numbers and prices of such products and all information usually supplied to dealers or customers. Radiocoms and/or its Subsidiaries have all necessary rights and authority to sell and distribute such products as presently sold or distributed.

               4.32  No Misrepresentation.  No representation or warranty
                     --------------------

     of Seller contained in this Agreement or in the Radiocoms Disclosure Letter or in any certificate or other instrument furnished by Seller to the Purchaser pursuant to the terms hereof contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.


                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

               Purchaser hereby represents and warrants to Seller that:

               5.1  Organization and Good Standing.  Purchaser is a
                    ------------------------------

     corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Purchaser is duly qualified or authorized to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized could not reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries, taken as a whole. Purchaser is not subject to any agreement, commitment or understanding which restricts or may restrict the conduct of its business in any jurisdiction or location in any material respect. Copies of the Certificate of Incorporation and By-Laws (together with all amendments thereto) of Purchaser have heretofore been provided or have been made available to the Seller and such copies are true, correct and complete copies of such instruments.

               5.2  Authorization of Agreements.
                    ---------------------------

               (a) Purchaser has all requisite power, authority and legal capacity to execute and deliver this Agreement, each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the "Purchaser Documents") and each of the Other Transaction Documents, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Midland Agreement, each of the Purchaser Documents and each of the Other Transaction Documents has been duly and validly ratified and/or authorized by the Board of Directors of Purchaser, and (assuming the accuracy of Seller's representation in Section 4.27) no other corporate proceedings on the part of Purchaser will be necessary to authorize this Agreement, the issuance of the Purchaser Shares, or the other transactions contemplated hereby or the Other Transactions, except for the stockholder approval referred to in Section 5.2(b). Assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement and the Midland Agreement will constitute, and each of the Purchaser Documents and the Other Transaction Documents to which Purchaser is a party, when executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the Bankruptcy Exception.

               (b)  Assuming the accuracy of Seller's representation in
     Section 4.27, the affirmative vote of the holders of a majority of the outstanding shares of Purchaser Common Stock is the only vote of the holders of any class or series of Purchaser's capital stock (under applicable Law or otherwise) necessary to approve this Agreement, the issuance of the Purchaser Shares, the other transactions contemplated hereby or the Other Transactions.

               5.3  Capitalization.
                    --------------

               (a) The authorized capital stock of Purchaser consists of 20,000,000 shares of Purchaser Common Stock. As of the date hereof, there are 11,125,278 shares of the Purchaser Common Stock issued and outstanding and 465,582 shares of the Purchaser Common Stock are held by Purchaser as treasury stock. All of the issued and outstanding shares of Common Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable.

               (b) Except as set forth in Section 5.3 of the disclosure letter delivered by Purchaser to Seller on the date hereof (the "Purchaser Disclosure Letter") and except for matters arising after the date hereof as permitted in accordance with Section 6.2, there is no existing option, warrant, call, right, commitment or other agreement of any character to which the Purchaser is a party requiring, and there are no securities of Purchaser outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of Purchaser or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of Purchaser. Purchaser is not a party to any voting trust or other voting agreement with respect to any of the shares of the Purchaser Common Stock or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock of Purchaser, except for matters arising after the date hereof as permitted by Section 6.2.

               5.4  Subsidiaries.
                    ------------

               (a) Set forth in Section 5.4 of the Purchaser Disclosure Letter is the name of each of the Subsidiaries of Purchaser and, with respect to each Subsidiary, the jurisdiction in which it is incorporated, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders and the numbers of shares of stock owned by each stockholder. Each such stockholder is the record and beneficial owner of the shares set forth opposite its name in Section
     5.4 of the Purchaser Disclosure Letter. The outstanding shares of capital stock of each Subsidiary of Purchaser have been duly authorized, validly issued and fully paid and are non-assessable.

               (b) Except as set forth in Section 5.4 of the Purchaser Disclosure Letter, all such shares are owned by such stockholders free and clear of all Liens. No shares of capital stock are held by any Subsidiary of Purchaser as treasury stock.

               (c) None of the Subsidiaries of Purchaser has outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character obligating any of them to issue, sell or transfer any shares of its capital stock or other equity interests or any securities convertible into or evidencing the right to subscribe for or purchase any shares of such stock or other equity interests with any Person, and there are no agreements or understandings with respect to the voting, sale or transfer of shares of the capital stock of any Subsidiary of Purchaser to which Purchaser or Subsidiary thereof is a party.

               (d) Each Subsidiary of Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each Subsidiary of Purchaser has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Subsidiary of Purchaser is duly qualified and in good standing as a foreign corporation under the Laws of each jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries, taken as a whole. No Subsidiary of Purchaser is subject to any agreement, commitment or understanding which restricts or may restrict the conduct of its business in any jurisdiction or location in any material respect. Copies of the Certificate or Articles of Incorporation and By-Laws (together with all amendments thereto) of each Subsidiary of Purchaser have heretofore been provided to Seller and such copies are true, correct and complete copies of such instruments.

               (e) Except as set forth in Section 5.4 of the Purchaser Disclosure Letter or as permitted by Section 6.2, neither Purchaser nor any of its Subsidiaries owns, beneficially or of record, any shares of capital stock or any other security of any corporation or other legal entity, or has any option or obligation to acquire any such stock or other security, or has any investments in securities or owns, directly or indirectly, any interest in any partnership, joint venture or other business enterprise.

               5.5  Corporate Records.  The minute books of Purchaser and
                    -----------------

     each of its Subsidiaries previously made available to Seller contain complete and accurate records, in all material respects, of all meet-ings and accurately reflect, in all material respects, all other corporate action of the stockholders and board of directors (including committees thereof) of Purchaser and each of its Subsidiaries.

               5.6  Conflicts; Consents of Third Parties.
                    ------------------------------------

               (a) Except as set forth in Section 5.6 of the Purchaser Disclosure Letter, none of the execution and delivery by Purchaser of this Agreement and the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Purchaser with any of the provisions hereof or thereof will
     (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws or comparable organizational documents of Purchaser or any of its Subsidiaries; (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries or any of its properties or assets is bound;
     (iii) violate any statute, rule, regulation, order or decree of any Governmental Body by which Purchaser or any of its Subsidiaries is bound; or (iv) result in the creation of any Lien upon the properties or assets of Purchaser and its Subsidiaries except, in case of clauses
     (ii), (iii) and (iv), for such violations, breaches or defaults as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries, taken as a whole, or materially delay the consummation of the transactions contemplated hereby.

               (b) Except as set forth in Section 5.6(b) of the Purchaser Disclosure Letter, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Purchaser or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Purchaser Documents, or the compliance by the Purchaser with any of the provisions hereof or thereof, except for compliance with the applicable requirements of the HSR Act and except where the failure to obtain such consent, waiver, approval, Order, Permit or authorization, or to make such declaration or filing, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries, taken as a whole, or materially delay the consummation of the transactions contemplated hereby.

               5.7  Issuance of Purchaser Shares.
                    ----------------------------

               (a) Except as provided in Section 5.2(b), the issuance of the Purchaser Shares to Seller in accordance with the terms of this Agreement has been duly authorized by all necessary action on the part of Purchaser. The Purchaser Shares, upon issuance to Seller in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, and will be registered on the stock certificate books and stock transfer ledgers of Purchaser solely in the name of Seller. The Purchaser Shares, upon issuance to Seller in accordance with the terms of this Agreement, will be approved for quotation on the National Association of Securities Dealers Automatic Quotation System ("NASDAQ") Small Cap Market (the "Small Cap Market"). Seller will receive good and marketable title to the Purchaser Shares as of the Closing Date, free and clear of any and all Liens.

               (b)  Based upon Seller's representation and warranty in
     Section 4.26 hereof, the issuance of the Purchaser Shares to Seller in accordance with the terms of this Agreement will be exempt from
     (i) the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and (ii) the registration and/or qualification provisions of all applicable state securities or "blue sky" Laws.

               5.8  Financial Statements.  Purchaser has delivered to
                    --------------------

     Seller copies of (a) the audited consolidated balance sheets of Purchaser and its Subsidiaries as at December 31, 1995, 1994 and 1993 and the related audited consolidated statements of operations and of cash flows of Purchaser and its Subsidiaries for the years then ended and (b) the unaudited consolidated balance sheet of Purchaser and its Subsidiaries as at March 31, 1996 and the related consolidated statements of operations and cash flows of Purchaser and its Subsidiaries for the three-month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the "Purchaser Financial Statements"). Each of the Purchaser Financial Statements (i) is complete and correct in all material respects, (ii) has been prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes in the case of the unaudited statements), in accordance with the books and records of Purchaser and its Subsidiaries and in conformity with the practices consistently applied by Purchaser without modification of the accounting principles used in the preparation thereof, (iii) reflects all transactions relating to the business or operations of Purchaser and its Subsidiaries, including, without limitation, any transactions with Simmonds or its Affiliates, and (iv) presents fairly the financial position, results of operations and cash flows of Purchaser and its Subsidiaries as at the dates and for the periods indicated.

               For the purposes hereof, the audited balance sheet of Purchaser and its Subsidiaries as at December 31, 1995 is referred to as the "Purchaser Balance Sheet" and December 31, 1995 is referred to as the "Purchaser Balance Sheet Date."

               5.9  No Undisclosed Liabilities.  Purchaser and its
                    --------------------------

     Subsidiaries have no indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) (a) that would be required by GAAP to be reflected in, reserved against or otherwise described in the consolidated balance sheet of Purchaser and its Subsidiaries (including the notes thereto) or (b) which could reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries, taken as a whole, except (i) as set forth on the Purchaser Balance Sheet or in the notes thereto and (ii) for liabilities and obligations incurred in the ordinary course of busi-ness consistent with past practice since the Purchaser Balance Sheet Date.

               5.10  Periodic SEC Filings.  Purchaser has filed all
                     --------------------

     required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since January 1, 1993, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, each as in effect on the dates such forms, reports and documents were filed. Purchaser has heretofore delivered or made available to Seller true and complete copies of all reports (including Current Reports on Form 8-K) and proxy statements filed by Purchaser with, and all registration statements of Purchaser declared effective by, the SEC since January 1, 1993 (such public filings with the SEC, as the same have been amended, are hereinafter referred to as the "SEC Documents"). None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein or any SEC Documents, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Purchaser included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of Purchaser and its Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). Since
     December 31, 1995, there has not been any change, or any application or request for any change, by Purchaser or any of its Subsidiaries in accounting principles, methods or policies for financial accounting or tax purposes (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

               5.11  Absence of Certain Developments.  Except as expressly
                     -------------------------------

     contemplated by this Agreement or as set forth in Section 5.11 of the Purchaser Disclosure Letter, since the Purchaser Balance Sheet Date:

                    (a) there has not been any Material Adverse Change nor has there occurred any event which is reasonably likely to result in a Material Adverse Change with respect to Purchaser and its Subsidiaries, taken as a whole;

                    (b) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of Purchaser or any of its Subsidiaries having a replacement cost of more than $20,000 for any single loss or $20,000 for all such losses;

                    (c) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of Purchaser or any repurchase, redemption or other acquisition by Purchaser or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interest in, Purchaser or any of its Subsidiaries, except for dividends to Purchaser by any of its wholly owned Subsidiaries;

                    (d) neither Purchaser nor any of its Subsidiaries has issued any equity securities or any securities convertible into or exchangeable for equity securities of Purchaser or any of its Subsidiaries;

                    (e) neither Purchaser nor any of its Subsidiaries has awarded or paid any bonuses to employees of Purchaser or any of its Subsidiaries with respect to the fiscal year ended December 31, 1995, except to the extent accrued on the Purchaser Balance Sheet, or entered into any employment, deferred compensation, severance or similar agreement (or amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of its directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, offi-cers, employees, agents or representatives (other than normal increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of Purchaser and its Subsidiaries, taken as a whole);

                    (f) there has not been any change by Purchaser or any of its Subsidiaries in accounting or Tax reporting principles, methods or policies except as may be required by a change in national accounting standards;

                    (g) neither Purchaser nor any of its Subsidiaries has entered into any transaction or Contract or conducted its busi-ness other than in the ordinary course consistent with past practice;

                    (h) neither Purchaser nor any of its Subsidiaries has failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

                    (i) neither Purchaser nor any of its Subsidiaries has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to the Purchaser or any Affiliate or holder of 15% or more of the issued and outstanding capital stock of Purchaser;

                    (j) neither Purchaser nor any of its Subsidiaries has mortgaged, pledged or subjected to any Lien any assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of Purchaser or its Subsidiaries, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

                    (k) neither Purchaser nor any of its Subsidiaries has discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to Purchaser and its Subsidiaries, taken as a whole;

                    (l) neither Purchaser nor any of its Subsidiaries has canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to Purchaser and its Subsidiaries, taken as a whole;

                    (m) neither Purchaser nor any of its Subsidiaries has instituted or settled any material Legal Proceeding;

                    (n) neither Purchaser nor any of its Subsidiaries has suffered any Extraordinary Loss or Extraordinary Losses;

                    (o) neither Purchaser nor any of its Subsidiaries has transferred or granted any material rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, servicemarks, brandmarks, brand names, copyrights or the like, or with respect to any know-how;

                    (p)  neither Purchaser nor any of its Subsidiaries has
          (A) received any notice or citation for any violation of, nor, to the best knowledge of Purchaser, has any complaint been filed with the FCC alleging a violation of, any rule, regulation or policy of the FCC by the Purchaser or any of its Subsidiaries or the FCC licensee with respect to any System (as defined in Section 5.27), or (B) allowed any license issued by the FCC to Purchaser or any of its Subsidiaries or any FCC licensee with respect to any System (individually, a "Purchaser FCC License" and, collectively, the "Purchaser FCC Licenses") to lapse or be impaired in any manner, or operated any of its businesses in any manner not in compliance with its FCC authorization and all applicable FCC rules, regulations and policies; and

                    (q) neither Purchaser nor any of its Subsidiaries has agreed to do anything set forth in this Section 5.11.

               5.12  Taxes.
                     -----

               (a) Except as set forth in Section 5.12 of the Purchaser Disclosure Letter, (A) all material Tax Returns required to be filed by or on behalf of Purchaser and each of its Subsidiaries, or the Affiliated Group(s) of which any of them is or was a member have been duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects; (B) all Taxes payable by or on behalf of Purchaser and its Subsidiaries, either directly as part of an Affiliated Group Tax Return or otherwise, have been fully and timely paid, except to the extent adequately reserved therefor in accordance with GAAP on the Purchaser Balance Sheet, and adequate reserves or accruals for Taxes have been provided in the Purchaser Balance Sheet with respect to any period through the date thereof for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; and (C) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) has been executed or filed with any taxing authority by or on behalf of Purchaser or any of its Subsidiaries, or any Affiliated Group(s) of which any of them is or was a member.

               (b) Purchaser and each of its Subsidiaries has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.

               (c) Seller has received complete copies of (A) all material income or franchise Tax Returns of Purchaser and each of its Subsidiaries relating to the taxable periods since January 1, 1994 and
     (B) any audit report issued within the last three years relating to any material Taxes due from or with respect to Purchaser and each of its Subsidiaries with respect to its income, assets or operations.

               (d) Except as set forth in Section 5.12 of the Purchaser Disclosure Letter, no claim has been made by a taxing authority in a jurisdiction where Purchaser or any of its Subsidiaries does not file an income or franchise Tax Return such that Purchaser or such Subsidiary is or may be subject to taxation by that jurisdiction.

               (e) Except as set forth in Section 5.12 of the Purchaser Disclosure Letter, all deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns of or covering or including Purchaser and/or its Subsidiaries have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor has Purchaser received any written notice from any taxing authority that it intends to conduct such an audit or investigation. No requests for a ruling or a determination letter are pending with any taxing authority. No issue has been raised in writing by any taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency against Purchaser or any Subsidiary for any subsequent taxable period that could be material.

               (f) Except as set forth in Section 5.12 of the Purchaser Disclosure Letter, neither Purchaser, any Subsidiary nor any other Person on behalf of Purchaser or any Subsidiary has (A) filed a consent pursuant to Section 341(f) of the Code or agreed to have
     Section 341(f)(2) of the Code apply to any disposition of a subsection
     (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Purchaser or any Subsidiary, (B) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Purchaser or any Subsidiary or has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of Purchaser or any Subsidiary, or (C) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to Purchaser or any of its Subsidiaries.

               (g) Except as set forth in Section 5.12 of the Purchaser Disclosure Letter, no property owned by Purchaser or any Subsidiary is
     (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code.

               (h)  Neither Purchaser (except with one or more
     Subsidiaries) nor any Subsidiary (except with Purchaser) is a party to any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

               (i) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Purchaser, the Affiliates or their respective affiliates by reason of
     Section 280G of the Code, or
     would constitute compensation in excess of the limitation set forth in
     Section 162(m) of the Code.

               (j) There are no liens as a result of any unpaid Taxes upon any of the assets of Purchaser or any Subsidiary thereof.

               (k) Except as set forth in Section 5.12 of the Purchaser Disclosure Letter, Purchaser has no elections in effect for federal income tax purposes under Sections 108, 168, 338, 441, 463, 472, 1017, 1033 or 4977 of the Code.

               (l) Except as set forth in Section 5.12 of the Purchaser Disclosure Letter, none of the members of Purchaser's Affiliated Group has any net operating loss carryovers.

               5.13  Real Property.
                     -------------

               (a) Section 5.13(a) of the Purchaser Disclosure Letter describes (i) all real property and all interests therein owned of record or beneficially by Purchaser (other than site leases for use with FCC Licenses) or any of its Subsidiaries (the "Purchaser Real Properties"), (ii) all leases of real property to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries is bound (other than site leases for use with FCC Licenses) and (iii) the purposes for which such properties are used. True, correct and complete copies of all documents referred to in
     Section 5.13(a) of the Purchaser Disclosure Letter have been delivered or made available to Seller.

               (b) Except as set forth in Section 5.13(b) of the Purchaser Disclosure Letter:

                    (i) Purchaser or one of its Subsidiaries has (A) good and valid title to the Purchaser Real Properties, free and clear of all Liens except for imperfections of title, if any, that do not materially detract from the value of the property subject thereto, or materially interfere with the manner in which such property is currently being used or is proposed to be used by Purchaser or any of its Subsidiaries or materially impair the operations of Purchaser or any of its Subsidiaries and which do not secure obligations for borrowed money or the deferred portion of the purchase price of acquired property (collectively, "Purchaser Permitted Encumbrances"), and (B) all material easements and rights, including but not limited to easements for power lines, water lines, sewers, roadways and other means of ingress and egress, necessary to conduct the business conducted on the Purchaser Real

          Properties; and none of the Liens set forth in Section 5.13(b) of the Purchaser Disclosure Letter has had or could reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries, taken as a whole;

                   (ii) Neither the whole nor any portion of any of the Purchaser Real Properties is subject to any pending condemnation or similar proceeding by any governmental authority, and Purchaser does not know that any such condemnation or taking is threatened or contemplated;

                  (iii) Neither Purchaser nor any of its Subsidiaries is, or as of the Closing Date will be, in violation of any applicable Law or Order relating to the Purchaser Real Properties, except
          (A) for Environmental Laws (which are addressed in Section 5.21),
          (B) for compliance with the rules and regulations of the FCC (which are addressed in Section 5.27) and (C) where the failure to be in compliance with such Law or Order could not reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries, taken as a whole, and no notice from any Governmental Body has been served upon Purchaser or any of its Subsidiaries or Affiliates claiming any material violation thereof or calling attention to the need for any material work, repairs, construction, alterations, installations on or in connection with said owned or leased real properties used by Purchaser or its Subsidiaries;

                   (iv) Purchaser or one of its Subsidiaries has obtained all permits, licenses or certificates of occupancy pertaining to the ownership or operation of any of the owned or leased real properties of Purchaser or any of its Subsidiaries (including, without limitation, the Purchaser Real Properties) that are required to be obtained from any Governmental Body by Purchaser or any of its Subsidiaries, except where the failure to obtain such permits, licenses or certificates of occupancy could not reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries taken as a whole;

                    (v)  Each of the leases of real property referred to in
          Section 5.13(a) above is valid and enforceable in accordance with its terms, subject to the Bankruptcy Exception, and there is not under any such lease any existing breach, default, event of default or event which, with notice and/or lapse of time, would constitute a breach, default or event of default (A) by Purchaser or any of its Subsidiaries or (B) to the knowledge of Purchaser, by any other party to any such lease, except where such breach, default or event of default could not reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries, taken as a whole;

                   (vi) No previous or current party to any such lease has given notice of or made a claim with respect to any breach or default, the consequences of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries, taken as a whole;

                  (vii) None of the rights of Purchaser or any of its Subsidiaries under any of such leases will be subject to termination or modification as the result of the consummation of the transactions contemplated by this Agreement; and

                 (viii) No consent or approval of any third party is required under any lease referred to in Section 5.13(a) to the consummation of the transactions contemplated hereby.

               5.14  Tangible Personal Property.
                     --------------------------

               (a) Section 5.14(a) of the Purchaser Disclosure Letter sets forth all leases of personal property, other than leases for motor vehicles, involving annual payments in excess of $20,000 to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries is bound. True, correct and complete copies of all documents referred to in Section 5.14(a) of the Purchaser Disclosure Letter have been delivered or made available to Seller.

               (b) Except as set forth in Section 5.14(b) of the Purchaser Disclosure Letter:

                    (i) Each of the leases of personal property referred to in Section 5.14(a) is valid and enforceable in accordance with its terms, subject to the Bankruptcy Exception, and there is not, under any such lease, any existing breach, default, or event of default or event which, with notice and/or lapse of time, would constitute a breach, default or event of default (A) by Purchaser or any of its Subsidiaries or, (B) to the knowledge of Purchaser, by any other party to any such lease, except where such breach, default or event of default could not reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries, taken as a whole;

                   (ii) No previous or current party to any such lease has given notice of or made a claim with respect to any breach or default thereunder, the consequences of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries, taken as a whole;

                  (iii) None of the rights of any of Purchaser or any of its Subsidiaries under any of such leases will be subject to termination or modification as the result of the consummation of the transactions contemplated by this Agreement;

                   (iv) No consent or approval of any third party is required under any lease referred to in Section 5.14(a) to the consummation of the transactions contemplated hereby;

                    (v) Purchaser or one of its Subsidiaries has good title to all material items of tangible personal property reflected on the Purchaser Balance Sheet (except as sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practices), free and clear of Liens; and

                   (vi) All of the items of tangible personal property not owned by Purchaser or one of its Subsidiaries but used in the business of Purchaser and which, individually or in the aggregate, are material to the conduct of such business, are in such condition that upon the return of such properties to their owners in the current condition of such properties, normal wear and tear excepted, at the end of the relevant lease terms or as otherwise contemplated by the applicable agreements with owners thereof, the obligations of Purchaser or its Subsidiaries (as applicable) to such owners will be discharged in all material respects.

               5.15  Intangible Property.  Section 5.15 of the Purchaser
                     -------------------

     Disclosure Letter sets forth a list of each letters patent, material trademark, material trade name, registered copyright, material service mark, and any other similar, registered property or trade right owned by Purchaser or any of its Subsidiaries, or used by Purchaser or any of its Subsidiaries in its business (collectively, together with all know-how, processes, formulae, trade secrets, inventions, designs, industrial models, computer programs and other technical data or drawings, the "Purchaser Intellectual Property"), and sets forth all applications and licenses for any of the foregoing, and all licenses or similar agreements or arrangements relating to the operation of the business of Purchaser or any of its Subsidiaries or to which Purchaser and its Subsidiaries is a party or subject (prop-erty of the foregoing type being hereinafter collectively referred to as the "Purchaser IP Licenses"), including all licenses or similar agreements or arrangements by which Purchaser or its Subsidiaries are authorized to use intellectual property of a third party or have granted a third party rights to use intellectual property related to the business of Purchaser or any of its Subsidiaries. Except as indicated in Section 5.15 of the Purchaser Disclosure Letter:

               (a) Purchaser or one of its Subsidiaries owns all title and interest in, and, to the knowledge of Purchaser, right and authority to use, in connection with the conduct of the business of Purchaser and its Subsidiaries as such business is presently conducted, all of the Purchaser Intellectual Property and Purchaser IP Licenses listed in Section 5.15 of the Purchaser Disclosure Letter free and clear of all Liens. The Purchaser Intellectual Property and Purchaser IP Licenses, to the knowledge of Purchaser, constitute all of the intellectual property that Purchaser needs to conduct its (and its Subsidiaries) business as currently conducted. The operation of the business of Purchaser and its Subsidiaries does not, to the knowledge of Purchaser, infringe upon, misappropriate or violate any patent, trade name, trademark, service mark, trade secret, brand mark and brand name and other property or trade right of any other person, firm or corporation, and none of Purchaser or any of its Subsidiaries has received any notice or has knowledge pertaining to any actual or threatened, infringement, misappropriation or violation of the items of intellectual property listed in the preceding sentence;

               (b) There are no asserted or, to the knowledge of Purchaser, threatened governmental, judicial or adversarial proceedings, hearings, arbitrations, disputes or claims with respect to any of the Purchaser Intellectual Property or Purchaser IP Licenses listed in Section 5.15 of the Purchaser Disclosure Letter;

               (c) To the knowledge of Purchaser, no third party is infringing or engaging in an unauthorized use of the Purchaser Intellectual Property or Purchaser IP Licenses; and

               (d) To the knowledge of Purchaser, neither Purchaser nor any of its Subsidiaries or Affiliates has made any disclosure to a third party that would materially impair the value of any confidential Purchaser Intellectual Property or confidential Purchaser IP Licenses, and Purchaser and its Affiliates have treated such confidential information in a manner reasonably designed to preserve its confidentiality.

               5.16  Material Contracts.
                     ------------------

               (a) Section 5.16 of the Purchaser Disclosure Letter sets forth (i) each oral or written agreement, arrangement or commitment of any nature to which Purchaser or any of its Subsidiaries is a party or by which it is bound involving (A) a commitment of more than $75,000, or (B) the purchase or sale of any assets of Purchaser or its Subsidiaries having a book value of more than $75,000 and (ii) all
     (A) loan or credit agreements, indentures, guaranties, promissory notes, pledge agreements, mortgages, security agreements or other instruments in respect of borrowed funds, (B) distributorship, agency, representation, dealer or similar agreements, (C) covenants not to compete or any other agreements or understandings which would restrict the operation of Purchaser's or any of its Subsidiaries' businesses in any geographical area or to any person or class of persons, or which in any way affects the price or other terms at which such businesses or Purchaser or any of its Subsidiaries or any agent or representative of such businesses or Purchaser or any of its Subsidiaries may sell products or services, (D) contracts or commitments for capital expenditures and (E) partnership or joint venture agreements. Agreements, arrangements and commitments of the types described in subsections (i) and (ii) above, other than System management and option agreements, are hereinafter collectively referred to as the "Purchaser Material Agreements."

               (b) Each Purchaser Material Agreement is valid and enforceable in accordance with its terms, subject to the Bankruptcy Exception. Except as set forth in Section 5.16 of the Purchaser Disclosure Letter, (i) neither Purchaser nor any of its Subsidiaries nor, to the knowledge of Purchaser, any other party thereto, is in breach of or in default under any Purchaser Material Agreement,
     (ii) to the knowledge of Purchaser, there has not occurred any event which, after the giving of notice or the lapse of time or both, would constitute a default under, or result in a breach of, any Purchaser Material Agreement, (iii) no previous or current party to any Purchaser Material Agreement has given notice of or made a claim, or, to the knowledge of Purchaser, threatened to make a claim, with respect to any breach or default thereunder, the consequences of which, in the case of clauses (i), (ii) and (iii), individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries, taken as a whole, (iv) none of the rights of Purchaser or any of its Subsidiaries under any of the Purchaser Material Agreements will be subject to termination or modification as a result of the consummation of the transactions contemplated by this Agreement, and (v) no consent or approval of any third party is required under any Purchaser

     Material Agreement to the consummation of the transactions contemplated hereby.

               (c) Simultaneously with the execution of this Agreement, Purchaser has delivered to Seller a true, complete and correct copy of the Midland Agreement (including all exhibits and schedules thereto) as in effect on the date hereof. The Midland Agreement is valid and enforceable in accordance with its terms, subject to the Bankruptcy Exception. Each of the representations and warranties of Purchaser contained in the Midland Agreement, and to Purchaser's knowledge, each of the representations and warranties of Midland US contained therein, is true and correct in all material respects and will be true and correct in all material respects as of the Closing Date. (i) Neither Purchaser nor, to the knowledge of Purchaser, Midland US, is in material breach of or in material default under the Midland Agreement,
     (ii) to the knowledge of Purchaser, there has not occurred any event which, after the giving of notice or the lapse of time or both, would constitute a material default under, or result in a material breach of, the Midland Agreement, (iii) no party to the Midland Agreement has given notice of or made a claim with respect to any material breach or material default thereunder, (iv) except as set forth in the Midland Agreement, none of the rights of Purchaser under the Midland Agreement will be subject to termination or modification as a result of the consummation of the transactions contemplated by this Agreement, and
     (v) except as set forth therein, no consent or approval of any third party is required under the Midland Agreement to the consummation of the transactions contemplated thereby or hereby.

               5.17  Employee Benefits.
                     -----------------

               (a) Section 5.17(a) of the Purchaser Disclosure Letter sets forth a complete and correct list of (i) all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other pension plans, employee benefit plans, programs or arrangements, payroll practices (including, without limitation, severance pay, vacation pay, company awards, consulting or other compensation arrangements, salary continuation for disability, sick leave, retirement, deferred compen-sation, bonus or other incentive compensation, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs) maintained by Purchaser or its Subsidiaries or to which Purchaser or any of its Subsidiaries contributes or is obligated to contribute thereunder with respect to employees of Purchaser or any of its Subsidiaries (the "Purchaser Employee Benefit Plans") and (ii) all "employee pension plans," as defined in Section 3(2) of ERISA, maintained by Purchaser or its Subsidiaries or any trade or business

     (whether or not incorporated) which are under control, or which are treated as a single employer with Purchaser and any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") or to which Purchaser, any of its Subsidiaries or any ERISA Affiliate contributed or is obligated to contribute thereunder (the "Purchaser Pension Plans"). Section 5.17(a) of the Purchaser Disclosure Letter clearly identifies, in separate categories, the Purchaser Employee Benefit Plans or the Purchaser Pension Plans that are (i) subject to Section 4063 and 4064 of ERISA ("Multiple Employer Plans"), (ii) multiemployer plans (as defined in Section 4001(a)(3) of ERISA) ("Multiemployer Plans") or (iii) "group health plans," within the meaning of Section 5000(b)(1) of the Code providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA and at the former employee's or his beneficiary's sole expense).

               (b) None of Purchaser, any Subsidiary or any ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Multiemployer Plan prior to the Closing Date, nor has any of them incurred any liability due to the termination or reorganization of a Multiemployer Plan; and Seller shall not have (i) any obligation to make any contribution to any Multiemployer Plan or (ii) any withdrawal liability from any such Multiemployer Plan under Section 4201 of ERISA which it would not have had it not received the Purchaser Shares from Purchaser at the Closing in accordance with the terms of this Agreement.

               (c) Each of the Purchaser Employee Benefit Plans and Purchaser Pension Plans intended to qualify under Section 401 of the Code ("Qualified Plans") so qualify and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code, and, except as disclosed in Section 5.17(b) of the Purchaser Disclosure Letter, nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

               (d) All contributions, including all employer contributions and employee salary reduction contributions and premiums required by Law or by the terms of any Purchaser Employee Benefit Plan or Purchaser Pension Plan as of the Closing Date, have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of the Purchaser Employee Benefit Plans or Purchaser Pension Plans subject to Section 412 of the Code.

               (e) The benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each of the Purchaser Employee Benefit Plans and Purchaser Pension Plans subject to Title IV of ERISA using the actuarial assumptions that would be used by the Pension Benefit Guaranty Corporation (the "PBGC") in the event it terminated each such plan do not exceed the fair market value of the assets of each such plan. The liabilities of each Purchaser Employee Benefit Plan or Purchaser Pension Plan that has been terminated or otherwise wound up, have been fully discharged in full compliance with applicable Law.

               (f) There has been no "reportable event" as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to any of the Purchaser Employee Benefit Plans or Purchaser Pension Plans subject to Title IV of ERISA which would require the giving of notice or any event requiring notice to be provided under
     Section 4041(c)(3)(C) or 4063(a) of ERISA.

               (g) There has been no violation of ERISA with respect to the filing of applicable returns, reports, documents and notices regarding any of the Purchaser Employee Benefit Plans or Purchaser Pension Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Purchaser Employee Benefit Plans or Purchaser Pension Plans.

               (h) True, correct and complete copies of the following documents, with respect to each of the Purchaser Employee Benefit Plans and Purchaser Pension Plans (as applicable), have been delivered to the Seller: (i) any plans and related trust documents, and all amendments thereto, (ii) the most recent Form 5500s for the past three years and schedules thereto, (iii) the most recent financial statements and actuarial valuations for the past three years, (iv) the most recent Internal Revenue Service determination letter, (v) the most recent summary plan descriptions (including letters or other documents updating such descriptions), (vi) written descriptions of all non-written agreements relating to the Purchaser Employee Benefit Plans and Purchaser Pension Plans and (vii) all written communications to employees relating to the Purchaser Employee Benefit Plans or Purchaser Pension Plans.

               (i) There are no pending Legal Proceedings which have been asserted or instituted against any of the Purchaser Employee Benefit Plans or Purchaser Pension Plans, the assets of any such plans of Purchaser, or the plan administrator or any fiduciary of the Purchaser Employee Benefit Plans or Purchaser Pension Plans with respect to the operation of such plans (other than routine,



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


     uncontested benefit claims), and there are no facts or circumstances which could form the basis for any such Legal Proceeding.

               (j) Each of the Purchaser Employee Benefit Plans and Purchaser Pension Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law.
     All amendments and actions required to bring each of the Purchaser Employee Benefit Plans and Purchaser Pension Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date and are disclosed in Section 5.17(j) of the Purchaser Disclosure Letter.

               (k) Purchaser, any of its Subsidiaries and any ERISA Affiliate which maintains a "group health plan" within the meaning of
     Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and the applicable regulations thereunder.

               (l) None of the Purchaser, any of its Subsidiaries, any ERISA Affiliate or any organization to which any is a successor or parent corporation, has divested any business or entity maintaining or sponsoring a defined benefit pension plan having an "amount of unfunded benefit liabilities" (within the meaning of Section 4001(a)(18) of ERISA) or transferred any such plan to any person other than the Purchaser or any ERISA Affiliate during the six-year period ending on the Closing Date.

               (m) Neither Purchaser, any of its Subsidiaries nor any "party in interest" or "disqualified person" with respect to the Purchaser Employee Benefit Plans or Purchaser Pension Plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan and Pension Plan.

               (n) None of Purchaser, its Subsidiaries, or any ERISA Affiliate has terminated any Purchaser Employee Benefit Plan or Purchaser Pension Plan subject to Title IV of ERISA, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA. All premiums due to the PBGC with respect to the Purchaser Employee Benefit Plans and Purchaser Pension Plans have been paid.

               (o) Except as disclosed on Schedule 5.17(o) of the Purchaser Disclosure Letter, none of Purchaser or any of its Sub-sidiaries maintains retiree life or retiree health insurance plans which are "welfare benefit plans" within the meaning of Section 3(1) of ERISA.

               (p) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
     (i) result in any payment becoming due to any current, former or retired employee of Purchaser or any of its Subsidiaries;
     (ii) increase any benefits otherwise payable under any Purchaser Employee Benefit Plan or Purchaser Pension Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

               (q) No stock or other security issued by Purchaser or any of its Subsidiaries forms or has formed a material part of the assets of any Purchaser Employee Benefit Plan or Purchaser Pension Plan.

               5.18  Labor.
                     -----

               (a) Except as set forth in Section 5.18 of the Purchaser Disclosure Letter, no employees of Purchaser or any of its Subsidiaries are represented by any labor organization, and no labor organization or group of employees of Purchaser or any of its Subsidiaries has made a demand for recognition, has filed a petition seeking a representation proceeding or given Purchaser or any of its Subsidiaries written notice of any intention to be represented by a collective bargaining representative. No collective bargaining agreement is currently being negotiated with respect to any employees of Purchaser or any of its Subsidiaries.

               (b) Except to the extent set forth in Section 5.18 of the Purchaser Disclosure Letter, (i) to the knowledge of each of Purchaser and its Subsidiaries, Purchaser and each of its Subsidiaries is in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and with each collective bargaining agreement applicable to it, and is not engaged in any unfair labor practice; (ii) to the knowledge of Purchaser, there is no unfair labor practice charge, complaint or similar claim against Purchaser or any of its Subsidiaries pending or threatened before the National Labor Relations Board or any similar foreign Governmental Body; (iii) there is no labor strike, work slowdown or stoppage or other significant labor dispute or disturbance pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser and its Subsidiaries;

     (iv) to the knowledge of Purchaser, there is no representation claim or petition pending before the National Labor Relations Board or any similar foreign Governmental Body, and no question concerning representation exists with respect to the respective employees of Purchaser or any of its Subsidiaries; (v) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending, and no claim therefor exists, which in any case could reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries, taken as a whole; and (vi) neither Purchaser nor any of its Subsidiaries has experienced any work stoppage or other significant labor difficulty during the past three years.

               (c) Section 5.18 of the Purchaser Disclosure Letter sets forth each agreement and supplemental agreement currently in effect between Purchaser or any of its Subsidiaries and each collective bargaining representative representing a group of employees employed by Purchaser or any of its Subsidiaries, and Seller has been furnished with a true and complete copy of each such agreement and supplemental agreement.

               (d) Section 5.18 of the Purchaser Disclosure Letter sets forth the names of all present salaried employees of Purchaser or its Subsidiaries and their current annual salaries or other compensation.

               5.19  Litigation.
                     ----------

               (a) Except as disclosed in Section 5.19 of the Purchaser Disclosure Letter, (i) there are no Legal Proceedings (including, but not limited to, any proceedings which seek the revocation, non-renewal or the adverse modification of any license) asserted or, to the knowledge of Purchaser, threatened, or any governmental investigation asserted or threatened, against or affecting Purchaser or any of its Subsidiaries, at law or in equity, before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency, court or other instrumentality, or by any private person, firm, corporation or other entity (such representation being limited, in the case of any such matter in which the sole remedy sought or threatened to be sought, as the case may be, is the payment of money, to matters in which the sum sought or threatened to be sought is unspecified or in excess of $15,000), (ii) to the knowledge of Purchaser, there is no basis for any such Legal Proceeding which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries, taken as a whole and (iii) there are no existing or, to the knowledge of Purchaser, threatened orders, judgments or decrees of any court or governmental agency affecting Purchaser or any of its Subsidiaries or any of their respective properties or assets.

               (b) Except as set forth in Section 5.19 of the Purchaser Disclosure Letter, as of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against, or any governmental investigation asserted or, to the knowledge of Purchaser, threatened against, Purchaser or any of its Subsidiaries which would give any third party the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent any of the parties hereto from complying with the terms and provisions of this Agreement.

               5.20  Compliance with Laws.  To the knowledge of Purchaser,
                     --------------------

     Purchaser and each of its Subsidiaries is in compliance with all Laws applicable to it or to the conduct of its business or operations or the use of its properties (including any leased properties) and assets, except for (a) Environmental Laws (which are addressed in Section 5.21), (b) as may be disclosed in Section 5.27 (including, to the extent set forth therein, in the Recent SEC Documents) or in
     Section 5.27 of the Purchaser Disclosure Letter, and (c) such instances of non-compliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries, taken as a whole. Neither Purchaser nor any of its Subsidiaries has received any written notice alleging any non-compliance with applicable Laws, except as set forth in
     Section 5.20 of the Purchaser Disclosure Letter.

               5.21  Environmental Matters.
                     ---------------------

               (a) For purposes of this Section 5.21, "Real Property" means all real property presently owned or operated by Purchaser or any of its Subsidiaries on which facilities are located and all real property (including property held as trustee or in any other fiduciary capacity) over which Purchaser or any of its Subsidiaries currently exercises ownership, dominion, management or control. To the extent that Real Property includes site leases (the "Site Leases"), any representation or warranty set forth in this Section 5.21 shall, with respect to such Site Leases, be deemed to be given to the knowledge of Purchaser, without any independent investigation. "Divested Real Property" means any real property formerly owned or operated by Purchaser or its Subsidiaries which, if it were still so owned or operated, would constitute Real Property.

               (b) Except as set forth in Section 5.21 of the Purchaser Disclosure Letter or as would not individually or in the aggregate have a Material Adverse Effect on Purchaser and its Subsidiaries, taken as a whole,

                    (i) The operations of Purchaser and each of its Subsidiaries are and have been in compliance with all applicable Environmental Laws,

                   (ii) to the knowledge of Purchaser, the Real Property does not (and any Divested Real Property at the time of its disposition did not) contain any Hazardous Substance in violation of any applicable Environmental Law,

                  (iii) neither Purchaser nor any of its Subsidiaries has any knowledge that, or has received any written notices, demand letters or written requests for information from any Governmental Body or any third party indicating that, it may be in violation of, or liable under, any Environmental Law,

                   (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries with respect to the business or operations of Purchaser or any of its Subsidiaries or the Real Property (or any Divested Real Property) relating to any violation or alleged violation, of any Environmental Law,

                    (v) no reports have been filed, or are required to be filed, by Purchaser or any of its Subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law on or at the Real Property (or any Divested Real Property),

                   (vi) to the knowledge of Purchaser, there are no underground storage tanks on, in or under any of the Real Property, and there were no underground storage tanks on, in or under any Divested Real Property at the time of its disposition; and no underground storage tanks have been closed or removed from any Real Property or Divested Real Property while such Real Property or Divested Real Property was owned or operated by Purchaser or any of its Subsidiaries, and

                  (vii) neither Purchaser nor any of its Subsidiaries has incurred, and none of the Real Property is presently subject to, any liabilities fixed (or, to the knowledge of Purchaser, contingent) relating to any suit, settlement, court order, administrative order, judgment or claim asserted or arising under any Environmental Law.

               (c) There are no permits or licenses required under any Environmental Law in respect of the Real Property, except for such permits or licenses the absence of which could not reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries, taken as a whole.

               (d) Neither Purchaser nor any of its Subsidiaries has received written notice or otherwise has knowledge that any part of the Real Property or any Divested Real Property has been or is listed as a site containing Hazardous Substances pursuant to any Environmental Law.

               5.22  Insurance.  Purchaser has made available to Seller
                     ---------

     true, complete and correct copies of all policies of insurance of any kind or nature covering Purchaser or any of its Subsidiaries or any of their respective employees, properties or assets, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity, product liability and other casualty and liability insurance. All such policies are in full force and effect and have not been reduced or cancelled; no change in any such insurance policy has been notified to Purchaser; and, to the Purchaser's knowledge, neither Purchaser nor any of its Subsidiaries is in default of any provision thereof, except for such defaults as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries, taken as a whole.

               5.23  Related Party Transactions.  Except as set forth in
                     --------------------------

     Section 5.23 of the Purchaser Disclosure Letter, no Affiliate of Purchaser (other than its Subsidiaries) has borrowed any moneys from or has outstanding any indebtedness or other similar obligations to Purchaser or any of its Subsidiaries, and neither Purchaser nor any of its Subsidiaries has borrowed any moneys from or has any indebtedness or other similar obligations to any Affiliates of Purchaser (other than its Subsidiaries) or any holder of more than 15% of Purchaser's issued and outstanding shares of capital stock. Except as set forth in Section 5.23 of the Purchaser Disclosure Letter, no Affiliate (other than Subsidiaries) or, to the knowledge of Purchaser, holder of more than 15% of the issued and outstanding common stock of Purchaser nor, to the knowledge of Purchaser, any officer or employee of Purchaser or its Affiliates (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a com-petitor, supplier, customer, landlord, tenant, creditor or debtor of Purchaser or any of its Subsidiaries, (B) engaged in a business related to the business of Purchaser or any of its Subsidiaries, or (C) a participant in any transaction to which Purchaser or any of its Subsidiaries is a party or except where any officer or employee of Purchaser or its Affiliates owns less than 5% of the issued and outstanding capital stock of such Person and such Person's equity securities are traded or quoted on a recognized stock exchange or quotations system, (ii) is a party to any Contract with Purchaser or any of its Subsidiaries.

               5.24  Financial Advisors.  Except as set forth in Section
                     ------------------

     5.24 of the Purchaser Disclosure Letter, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof. Purchaser and its Affiliates have entered into no agreement or arrangement which would require Seller or any of its Affiliates to pay any such fee or commission.

               5.25  Claims to Property.  Except as otherwise disclosed in
                     ------------------

     this Agreement or the Purchaser Disclosure Letter, no Affiliates of Purchaser (other than its Subsidiaries) have any claim to any property, asset or right owned by Purchaser or any of its Subsidiaries or used by Purchaser or any of its Subsidiaries in the conduct of its business.

               5.26  Licenses; Permits; Authorizations.  Purchaser and its
                     ---------------------------------

     Subsidiaries have all material approvals, authorizations, consents, licenses (excluding FCC licenses), orders and permits (except for sales and use tax permits, franchise tax registrations and zoning ordinances, variances and permits) of all Governmental Bodies, required by the nature of the operations of Purchaser or any of its Subsidiaries to permit the operation thereof in the manner in which they are currently conducted (collectively, the "Purchaser Licenses"). Purchaser or one of its Subsidiaries is the authorized legal holder of the Purchaser Licenses issued to and used by it, none of which is subject to any restriction or condition which would limit in any material respect the full operation of Purchaser or any of its Subsidiaries as now or proposed to be operated.

               5.27  FCC Matters.
                     -----------

               (a) Section 5.27(a) of the Purchaser Disclosure Letter sets forth a true and complete list of the following information for each 220 MHz land mobile radio system under management by Purchaser or any of its Subsidiaries or which Purchaser or any of its Subsidiaries holds an option to acquire (individually, a "System," and, collectively, the "Systems"):

                    (i) the name of the FCC licensee of the System (and an appropriate notation if any such licensee is an Affiliate or an "associate" (as defined under the Securities Exchange Act of 1934, as amended) of Purchaser), the call sign, the licensed transmitter location (by site coordinates and city) and the transmitter location (by site coordinates and city) on which a system has been constructed that is different from the licensed location, the frequency or frequencies authorized, the date of construction of the frequencies, the number of frequencies constructed and the license renewal date;

                   (ii) a list and current copies (or written summaries, including all material terms, in the case of oral agreements) of all contracts (excluding customer contracts), leases and site licenses related to Purchaser's SMR business and the Systems, including, without limitation, all agreements between purchaser and licensee, all site licenses, equipment leases or installment sale contracts, partnership, joint-venture or joint-use agreements, management agreements, dealer agreements, short-space agreements or the like;

                  (iii) to Purchaser's knowledge, a list of all agreements between the licensee and any third party relating to the license, including, without limitation, rights of first refusal, options and other such rights or obligations which may affect the rights of Purchaser to manage the license or to exercise any of Purchaser's option or right of first refusal to acquire the license; and

                   (iv) a list of all installed equipment with respect to such System for which title is held by Purchaser.

               (b) Except as set forth in Section 5.27(a) of the Purchaser Disclosure Letter, all of the contracts, leases and site licenses relating to the Systems have been entered into by Purchaser on arm's length terms with non-Affiliates. Neither Purchaser nor any of its Subsidiaries nor, to the knowledge of Purchaser, any of the other contracting parties is in default in any material respect, or has acted or failed to act in a manner which, with notice or the passage of time or both, will result in a material default, under any of the contracts, leases, and site licenses, and no penalties have been incurred nor are any material amendments pending with respect to any of such contracts, leases and site licenses.

               (c) Except as set forth in Section 5.27(c) of the Purchaser Disclosure Letter or in the Purchaser's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 or Quarterly Report on Form 10-Q for the period ended March 31, 1996 (collectively, as filed prior to the date hereof, without taking into account any amendments filed after the date hereof, the "Recent SEC Documents"), all of the properties, equipment and systems of the Purchaser or any of its Subsidiaries, and all of the properties, equipment and systems of the Systems and all properties, equipment and systems of Purchaser or any of its Subsidiaries and the Systems to be added in connection with any contemplated system expansion or construction prior to Closing are and will be in compliance with all standards or rules imposed by any Governmental Body, including, without limitation, the FCC and (if applicable) any public utilities commission or other state or local governments or instrumentalities (but excluding Environmental Laws, which are not addressed hereby) or as imposed under any agreements with customers, and are and will be in good repair and working order.

               (d) Except as set forth in Section 5.27(d) of the Purchaser Disclosure Letter or the Recent SEC Documents, to the knowledge of Purchaser, all franchise, license or other fees and charges which have become due with respect to the FCC licenses for the Systems have been duly and timely paid, and Purchaser or one of its Subsidiaries has made appropriate provision for any such fees and charges which have accrued and remain unpaid. Except as set forth in Section 5.27(d) of the Purchaser Disclosure Letter or the Recent SEC Documents, to the knowledge of Purchaser, all licenses, necessary permits, consents and authorizations required to construct and operate the Systems from the FCC and, if applicable, any public utilities commission, have been duly obtained in compliance with all FCC Rules, regulations and policies and are in good standing. Except as set forth in Section 5.27(d) of the Purchaser Disclosure Letter or the Recent SEC Documents, to the knowledge of Purchaser, the FCC licenses for the Systems are valid and in full force and effect without conditions except for such conditions as are stated on the FCC license or as are generally applicable to holders of 220 MHz non-nationwide FCC licenses in the Private Land Mobile Radio Service. Except as set forth in
     Section 5.27(d) of the Purchaser Disclosure Letter or the Recent SEC Documents, to the knowledge of Purchaser, no event has occurred or is continuing which could (i) result in the revocation or termination or adverse modification of any FCC license that is managed by, or under option to, Purchaser or any of its Subsidiaries, or (ii) adversely affect any of the rights of the FCC licensee or Purchaser or any of its Subsidiaries thereunder. Except as set forth in Section 5.27(d) of the Purchaser Disclosure Letter or the Recent SEC Documents, Purchaser has no reason to believe or any knowledge that the FCC licenses will not be renewed in the ordinary course or that a transfer or assignment to Purchaser of the FCC licenses will not be granted in the ordinary course.

               (e) Except as set forth in Section 5.27(e) of the Purchaser Disclosure Letter or the Recent SEC Documents, to the knowledge of Purchaser, Purchaser's (or its Subsidiary's) management of the Systems complies with the FCC's rules, regulations and policies. Except as set forth in Section 5.27(e) of the Purchaser Disclosure Letter or the Recent SEC Documents, to the knowledge of Purchaser, there is no investigation, inquiry or other proceeding pending, or, to Purchaser's knowledge, threatened before the FCC or other Governmental Body which relates to the Communications Act or the FCC's rules, regulations or policies and concerns Purchaser or its Subsidiaries, the FCC licensees or the Systems.

               (f) Except as set forth in Section 5.27(f) of the Purchaser Disclosure Letter, no additional FCC, state or local public utilities commission or other authority of like jurisdiction permits, licenses, consents and authorizations will be required to be obtained by Purchaser or any of its Subsidiaries as a result of the Closing of the transactions contemplated hereunder.

               (g) Section 5.27(a) of the Purchaser Disclosure Letter contains a complete list of all Systems that have been constructed (the "Constructed Systems"), and Section 5.27(g) of the Purchaser Disclosure Letter contains a complete list of all Systems whose license has been the subject of an FCC Form 600 modification application request (the "Modified Systems"). All of the Constructed Systems were constructed and placed in operation in accordance with their license or any Special Temporary Authorities ("STAs") granted by the FCC prior to January 26, 1996. Except as set forth in Section 5.27(g) of the Purchaser Disclosure Letter or in the SEC Documents, to the knowledge of Purchaser, all required construction notifications to the FCC for the Constructed Systems have been properly and timely made. From and after the date hereof, Purchaser shall notify Seller of (i) the completion of construction of any additional Systems (the "Additional Systems"), (ii) the decommissioning of any System that had been constructed and (iii) the termination, cancellation or expiration without renewal of any agreements referred to in Section 5.27(a)(ii) with respect to any System, in each case within five business days of such completion, decommissioning, termination, cancellation or expiration, as applicable, and shall provide all information with respect to any Additional Systems as required by Section 5.27 of this Agreement. The Additional Systems shall be subject to and included within Purchaser's warranties and representations of this
     Section 5.27.

               (h) Except as set forth in Section 5.27(h) of the Purchaser Disclosure Letter or the Recent SEC Documents, to the knowledge of Purchaser, none of the FCC licenses under management by, or option to, Purchaser or any of its Subsidiaries are subject to third-party agreements that would materially restrict Purchaser's or such Subsidiary's management of said licenses or the exercise of Purchaser's or such Subsidiary's option to acquire the Systems.

               (i) Except as set forth in Section 5.27(i) of the Purchaser Disclosure Letter or the Recent SEC Documents, Purchaser is not aware of any facts which would disqualify Purchaser or any of its Subsidiaries under the Communications Act, or the rules, regulations and practices of the FCC, from transferring control of Purchaser and its Subsidiaries to Seller, as contemplated by this Agreement and neither Purchaser nor any of its Subsidiaries shall take any action which would cause such disqualification or fail to take any action if the failure to take such action would cause such disqualification.

               (j) There are no applications, complaints or proceedings pending or, to the knowledge of Purchaser, threatened before the FCC, relating to the business and operations of Purchaser or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries, taken as a whole.

               (k) Except as set forth in Section 5.27(k) of the Purchaser Disclosure Letter or the Recent SEC Documents, there are no competing applications or proceedings pending or complaints filed of which Purchaser and its Subsidiaries have received notice or, to the best knowledge of Purchaser, threatened, as of the date hereof, before the FCC relating to the business or operations of Purchaser and its Sub-sidiaries other than applications, proceedings or complaints which generally affect the land mobile radio industry or 220 MHz licenses.

               (l) Neither Purchaser nor any of its Subsidiaries is, as of the date hereof, the record or beneficial licensee and owner of any FCC licenses, and Purchaser or its Subsidiaries are entitled to act and is acting, as of the date hereof, as manager, pursuant to valid and subsisting management agreements of each of the FCC licenses identified as Systems in Section 5.27(l) of the Purchaser Disclosure Letter (and, to the knowledge of Purchaser, the persons identified on Section 5.27(l) of the Purchaser

     Disclosure Letter as the holders of such Systems are the sole record and beneficial licensees and owners of such Systems). Purchaser and its Subsidiaries are, as of the date hereof, in compliance in all material respects with all regulations concerning construction and spacing of the Systems or the facilities associated therewith. None of the Systems is currently subject to or operating under any short-space or any other agreement encumbering any of them or any FCC waiver of otherwise applicable rules or regulations, except as disclosed in
     Section 5.27(l) of the Purchaser Disclosure Letter.

               (m) Section 5.27(m) of the Purchaser Disclosure Letter sets forth a true and complete list, by customer, of the units in service in Purchaser's 220-222 MHz business (the "Units in Service"). The Units in Service are, to the knowledge of Purchaser, in the possession of the indicated customers, which customers are billed for their use of such Units in Service at the actual customer rates shown in
     Schedule 5.27(m) of the Purchaser Disclosure Letter and which customers are required to pay such billed amounts in full (subject to Purchaser's normal prompt payment, volume and similar discounts, all of which have been disclosed in writing to Seller) on or before the relevant due date reflected in the relevant billing.

               5.28  Investment in Shares.
                     --------------------

               (a) Purchaser will hold the Shares transferred to it pursuant to this Agreement for investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act. Subject to the terms of Section 6.10, Purchaser does not have any present intention of selling, offering to sell or otherwise disposing of or distributing the Shares transferred to it pursuant to this Agreement.

               (b) Purchaser acknowledges that Seller has disclosed that the Shares to be transferred to Purchaser pursuant to this Agreement have not been registered under the Securities Act, as amended, and, therefore, cannot be resold unless they are registered under the Securities Act or unless an exemption from registration is available.

               (c) Purchaser is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Shares.

               (d) Purchaser has had an opportunity to ask questions and receive answers concerning the terms and conditions of the acquisition of the Shares and has had full access to such other information concerning the Seller as Purchaser has requested.

               (e) Purchaser is able to bear the economic risk of its investment in the Shares for an indefinite period of time, recognizing that the Shares have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

               5.29  General Partnerships.
                     --------------------

               (a) Purchaser has received inquiries from securities regulators in Kansas, North Carolina, North Dakota and South Dakota regarding the syndication of general partnership interests in certain partnerships (the "Partnerships") for the purpose of the acquisition of stations licensed by the FCC to operate in the 220-222 MHz band (the "220 MHz Band"). Purchaser has not received inquiries from any other Governmental Bodies with respect to the Partnerships or any similar partnerships.

               (b) None of Purchaser or its Subsidiaries (including, without limitation, Roamer One, Inc. ("Roamer One")), their respective affiliates or predecessors-in-interest or any of their respective officers and directors or, to the knowledge of Purchaser, Simmonds or any of its affiliates, predecessors-in-interest, officers or directors:

               (i) has had any direct participation or role in developing, preparing or marketing materials for the syndication of the Partnerships or any similar partnerships;

              (ii) has had any involvement in the organization, planning, formation, or promotion of the Partnerships or any similar partnerships, or had or has any direct or indirect ownership Interests in any such partnerships;

             (iii) authorized the use of the "Roamer One" name, trademark or network map in any promotional material associated with the syndication of any partnership interests (including, without limitation, interests in the Partnerships); or

              (iv) has received directly or indirectly any of the proceeds of any syndications of such partnership interests (including, without limitation, interests in the Partnerships) (other than the receipt by Roamer One of payments in return for Roamer One services as may have been made pursuant to an Exclusive Management Agreement and Right of First Refusal entered into between Roamer One and such partnerships or the Supply

     Agreement between Roamer One and Voice Data Communications, Inc. ("VDC") entered into on May 3, 1994).

               5.30  No Misrepresentation.  No representation or warranty
                     --------------------

     of Purchaser contained in this Agreement or in the Purchaser Disclosure Letter or in any certificate or other instrument furnished by Purchaser to Seller pursuant to the terms hereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.


                                   ARTICLE VI

                                    COVENANTS

               6.1  Access to Information.  Each of Seller and Purchaser
                    ---------------------

     agrees that, prior to the Closing Date, the other party hereto shall be entitled, through its officers, employees and representatives (including, without limitation, its legal and financial advisors and accountants), to make such investigation of the properties, businesses and operations of the Business and Radiocoms or Purchaser and their respective Subsidiaries, as applicable, and such examination of the books, records and financial condition of the Business and Radiocoms or Purchaser (and their respective Subsidiaries), as applicable, as such other party reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and each of Seller and Purchaser shall cooperate, and shall cause their respective Subsidiaries to cooperate, fully therein. No investigation by Seller or Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the other party thereto contained in this Agreement or any other agreements or certificates in connection with the transactions contemplated by this Agreement or the Midland Agreement. In order that each of Purchaser and Seller may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Business and Radiocoms or Purchaser (and their respective Subsidiaries), as applicable, Seller and Purchaser shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of Radiocoms or Purchaser, as applicable, to cooperate fully with such representatives in connection with such review and examination.

               6.2  Conduct of Purchaser's and Radiocoms's Respective
                    -------------------------------------------------

     Businesses Pending the Closing.
     ------------------------------

               (a) Prior to the Closing Date, except as otherwise expressly contemplated by this Agreement or with the prior unanimous written consent of a committee (the "Committee") composed of Ed Hough, John Simmonds and Nicholas Wilson, which consent will not be unreasonably withheld, Seller shall cause Radiocoms and its Subsidiaries (and, to the extent they are engaged in the Business, any Relevant Affiliates) to, and Purchaser shall, and shall cause its Subsidiaries to:

                    (i) conduct its business only in the ordinary course consistent with past practice;

                   (ii) use its best efforts to (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill, (B) preserve its present relationship with Persons having business dealings with it, and (C) take such actions as may be reasonably necessary to maintain in good standing all FCC licenses with respect to any Systems or DTI licenses, permits or authorizations, as applicable;

                  (iii) maintain (A) all its assets and properties in their current condition, ordinary wear and tear excepted, and
          (B) insurance upon all of its properties and assets in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

                   (iv) (A) maintain its books, accounts and records in the ordinary course of business consistent with past practices,
          (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts (other than in the ordinary course of business), and (C) comply with all contractual and other obligations applicable to its operations; and

                    (v)  comply in all material respects with applicable
          Laws.

               (b) Prior to the Closing Date, except as otherwise expressly contemplated by this Agreement or with the prior unanimous written consent of the Committee (which consent shall not be unreasonably withheld), Seller shall cause Radiocoms and its Subsidiaries and, to the extent that it is engaged in the Business, any Relevant Affiliate not to, and Purchaser shall not, and shall cause its Subsidiaries not to:

                    (i) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, itself or any of its Subsidiaries, except for the cancellation of the Existing Shares and the issuance of the Deferred Shares in lieu thereof; provided, however, that any wholly owned
                        --------  -------

          Subsidiaries of Radiocoms or Purchaser shall be permitted to declare and pay dividends to Radiocoms or Purchaser, as applicable, to the extent that funds are legally available therefor;

                   (ii) transfer, issue, sell or dispose of any shares of its capital stock or other securities of itself or its Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of itself or any of its Subsidiaries; provided,
                                                                 --------

          however, that (A) Purchaser may issue and sell up to 1,000,000
          -------

          shares of Purchaser Common Stock and may, subject in each instance to the prior unanimous written consent of the Committee, which approval will not be unreasonably withheld, issue up to an aggregate of 1,500,000 shares of Purchaser Common Stock to acquire interests in additional FCC licenses to be used in the operation or development of its business, (B) any such Person may issue debt securities as permitted by clause (vi), and (C) Seller may cause shares of any Relevant Affiliate owning any part of the Business to be transferred to Radiocoms and its Subsidiaries, may cause Radiocoms to issue the Shares and up to a maximum of 20,000 Preferred Shares (having a liquidation preference not in excess of $20,000,000) to Seller;

                  (iii) effect any recapitalization, reclassification, stock split or like change in its capitalization except, in the case of Seller, as may be required to authorize the issuance of the Shares and the Preferred Shares;

                   (iv) amend its certificate of incorporation, by-laws, memorandum or articles of association or similar organizational documents, except that Seller may cause Radiocoms to amend its Memorandum of Association and Articles of Association solely for the purposes of authorizing the Shares and the Preferred Shares as contemplated by this Agreement, or changing the name of Radiocoms so as to delete the word "Securicor" therefrom, and Purchaser may amend its certificate of incorporation to increase the number of authorized shares as necessary to permit Purchaser to consummate the transactions contemplated hereby;

                    (v) (A) materially increase the annual level of compensation of any employee, (B) increase the annual level of compensation payable or to become payable by it or any of its Subsidiaries to any of their respective executive officers,
          (C) grant any bonus, benefit or other direct or indirect compensation to any employee, director or consultant, other than in the ordinary course consistent with past practice and in such amounts as are fully reserved against in the Radiocoms Financial Statements or the Purchaser Financial Statements, as applicable,
          (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of its or its Subsidiaries' directors, officers, employees, agents or representatives or otherwise modify or amend or terminate any such plan or arrangement or
          (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which it or any of its Subsidiaries is a party or involving a director, officer or employee of it or any of its Subsidiaries in his or her capacity as a director, officer or employee;

                   (vi) except (A) for trade payables and (B) for pledges of assets and indebtedness for borrowed money which do not exceed, individually or in the aggregate, $500,000 (it being understood that (1) such amount shall not include indebtedness existing or assets pledged prior to the date of this Agreement and (2) the transaction value of any asset pledges shall be deemed to be equal to the fair market value of the assets pledged in such transaction), borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other Person; provided, however, that, subject to the unanimous prior
                  --------  -------

          written consent of the Committee, which consent will not be unreasonably withheld, Purchaser may issue an unsecured debenture, which shall be a general obligation of Purchaser, in an aggregate principal amount of up to $2,500,000 on such terms as may be reasonably determined by Purchaser;

                  (vii) except as may be permitted pursuant to clause (vi) above, subject to any Lien (except for leases that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted), any of its properties or assets (whether tangible or intangible);

                 (viii) acquire any material properties or assets (other than, in the case of Purchaser, FCC licenses as contemplated by clause (ii) above) or sell, assign, transfer, convey, lease or otherwise dispose of any of its FCC authorizations, FCC licenses, DTI licenses or material properties or assets, or its rights to any of the foregoing or to any FCC licenses issued to or held by other Persons (except for fair consideration in the ordinary course of business consistent with past practice), or in the case of Purchaser, take any action, other than in the exercise of its reasonable business judgment, that causes, or take any action that could reasonably be expected to cause, the FCC licensees with respect to any System to cancel, assign, transfer or otherwise dispose of their FCC license in a manner that would be adverse to Purchaser;

                   (ix) cancel or compromise any debt or claim or waive or release any material right except in the ordinary course of business consistent with past practice, except, in the case of Radiocoms for cancellations of intercompany indebtedness contemplated hereby;

                    (x) other than, in the case of Purchaser, capital expenditures necessary for the build-out of the Systems pursuant to Purchaser's contractual obligations, enter into any commitment for capital expenditures in excess of $20,000 for any individual commitment and $100,000 for all commitments in the aggregate;

                   (xi) enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization;

                  (xii) introduce any material change with respect to its operations, including, without limitation, any material change in its "roll-out" plans or the types, nature, composition or quality of its products or services, or, other than in the ordinary course of business, make any material change in product specifications or prices or terms of distributions of such products;

                 (xiii) enter into any transaction or make or enter into any Contract which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice;

                  (xiv) enter into or agree to enter into any merger or consolidation with, any corporation or other entity, or engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person except that Seller may engage in such transactions solely to the extent required to transfer any part of the Business to Radiocoms and its Subsidiaries;

                   (xv) transfer any funds or assets to any of its Affiliates, which funds and assets are, in the aggregate, worth in excess of $500,000, except for the purchase of goods and services from any such Affiliate in the ordinary course of business at the fair market value for such goods and services and transactions solely to the extent required to transfer any part of the Business to Radiocoms and its Subsidiaries; or

                  (xvi)  agree to do anything prohibited by this Section
          6.2 or anything which would make any of the representations and warranties of the Purchaser or the Seller in this Agreement or the Purchaser Documents or the Seller Documents untrue or incorrect in any material respect as of any time through and including the Closing Date.

               6.3  Consents and Approvals.
                    ----------------------

               (a) Seller and Purchaser shall use their respective best efforts, and shall cooperate with each other, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement; provided,
                                                                 --------

      however, that neither Seller nor Purchaser shall be obligated to pay
      -------

     any consideration therefor to any third party from whom consent or approval is requested.

               (b) Promptly following the date of this Agreement, Purchaser shall prepare and file with the Securities and Exchange Commission a proxy statement and related solicitation materials relating to a special meeting of the holders of the Purchaser Common Stock (the "Purchaser Stockholders' Meeting") to approve the issuance of Purchaser Shares pursuant hereto (such proxy statement, as amended or supplemented from time to time, being hereinafter referred to as the "Proxy Statement"), and shall use its best efforts to cause the Proxy Statement to be mailed to its stockholders at such time and in such manner as permits the Purchaser Stockholders' Meeting to be held as promptly as practicable. Seller shall furnish all information as may be reasonably requested by Purchaser and, in any case, as required with respect to Purchaser by Regulation 14A under the Securities Exchange Act of 1934, as amended, for inclusion in the Proxy Statement. The information provided by Purchaser and Seller, respectively, for use in the Proxy Statement shall, on the date when the Proxy Statement is first mailed to Purchaser's stockholders, and on the date of the Purchaser Stockholders' Meeting, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein not misleading, and Purchaser and Seller each agree to promptly correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. Seller and Purchaser shall instruct, and shall use all reasonable efforts to cause, their respective accountants to deliver to each other a letter dated the time the Proxy Statement is mailed to Purchaser's stockholders, addressed to such party, containing such matters as are required in accordance with F.A.S. No. 72 and deliver a letter dated as of the Closing Date bringing down the matters contained in such letter.

               (c) Purchaser shall duly call, give notice of, convene and hold the Purchaser Stockholders' Meeting, for the purpose of approving, among other matters, the issuance of the Purchaser Shares pursuant hereto. Purchaser, through its Board of Directors, shall recommend to its stockholders approval of the foregoing; provided,
                                                              --------

      however, that if Purchaser's Board of Directors determines, in its
      -------

     good faith judgment after consultation with independent legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to stockholders under applicable law, Purchaser's Board of Directors may withdraw or modify such recommendation. The Proxy Statement shall comply as to form in all material respects with all applicable requirements of the Securities Exchange Act of 1934, as amended, and no amendment or supplement to the Proxy Statement shall be made by Purchaser without the prior written approval of Seller unless Purchaser determines such amendment or supplement is required by law.

               6.4  Filings with Governmental Bodies.  As promptly as
                    --------------------------------

     practicable after the execution of this Agreement, each party shall, in cooperation with the other, file or cause to be filed any reports, notifications or other information that may be required under the HSR Act and shall furnish or cause to be furnished to the other all such information in its possession as may be reasonably necessary for the completion of the reports, notifications or submissions to be filed by the other. Each party hereto agrees to use its reasonable best efforts to comply and cause its Affiliates to comply in a full and timely manner with any request from a Governmental Body for additional information. The filing fee with respect to the reports, notifications or other information that may be required under the HSR Act with respect to the Transactions shall be borne solely by Purchaser.

               6.5  Other Actions.
                    -------------

               (a) Each of Seller and Purchaser shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

               (b)  Purchaser shall use its reasonable best efforts to
     (i) take all actions necessary or appropriate to consummate the Other Transactions and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to its obligations to consummate the Other Transactions.

               (c) Purchaser shall use its best efforts to assure that, prior to the Closing, the Purchaser Shares have been approved for quotation on the Small Cap Market, subject to official notice of issuance.

               6.6  Preservation of Records.  Subject to Section 6.9(a)
                    -----------------------

     hereof (relating to the preservation of Tax records), Seller and Purchaser agree that each of them shall preserve and keep the records held by it relating to the Business for a period of three years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of Seller or Purchaser or any of their Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Seller or Purchaser wishes to destroy such records after that time, such party shall first give ninety (90) days' prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

               6.7  Publicity.  Neither Seller nor Purchaser shall issue
                    ---------

     any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Seller, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Purchaser or Seller (or any Affiliates thereof) lists securities; provided that, to the extent required by applicable Law, the party
     --------

     intending to make such release shall use commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

               6.8  Agreements with Respect to Other Transactions.  From
                    ---------------------------------------------

     and after the execution and delivery of this Agreement, Purchaser shall not amend, modify, supplement, waive any rights or remedies under or grant any consents under either the Midland Agreement or the Asset Purchase Agreement (including, in each case, any schedules or exhibits thereto), or agree to do any of the foregoing, without the prior written consent of Seller.

               6.9  Tax and Accounting Matters.
                    --------------------------

               (a) Purchaser and Seller agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Business and/or Radiocoms, its Subsidiaries and/or its Relevant Affiliates as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes. Purchaser or Radiocoms shall retain in its possession, and shall provide Seller reasonable access to (including the right to make copies of), such supporting books and records and any other materials that Seller may specify with respect to Tax matters of Radiocoms, its Subsidiaries and/or its Relevant Affiliates for any taxable period ending on or prior to the Closing Date until the relevant statute of limitations has expired. After such time, Purchaser may dispose of such material; provided that prior to such disposition Purchaser shall
                    --------

     give Seller ninety (90) days' prior written notice thereof, and Seller may, at any time during such ninety (90) day period, at its own expense, take possession of such materials.

               (b) Seller shall be liable for and shall pay (and shall indemnify and hold harmless Purchaser against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any taxing authority or governmental agency in connection with the transfer of the Shares contemplated by this Agreement or any recapitalization of Radiocoms or any transfer to Radiocoms of assets or shares that takes place in contemplation of this Agreement. Purchaser likewise shall be liable for and shall pay (and shall indemnify and hold harmless Seller against) any such fees, taxes or governmental charges as levied by any taxing authority or governmental agency in connection with the issuance of the Purchaser Shares contemplated by this Agreement.

               (c) Within 14 days following the date hereof, Seller will deliver to Purchaser (i) the Interim Statements, together with an unqualified audit report thereon by Radiocoms' independent public accountants and (ii) an unaudited pro forma consolidated balance sheet of Radiocoms and its Subsidiaries as at March 31, 1996 after giving effect to the transactions contemplated by this Agreement, including without limitation the issuance of the Shares and the Preferred Shares, the transfer of the EFJ Shares and the EFJ Warrant and the refinancing of intercompany indebtedness (the "Pro Forma Balance Sheet").

               (d) Seller shall (i) take all actions and make any necessary elections so that, to the maximum extent permissible under applicable Law, Seller shall obtain the tax benefits in the United Kingdom and other jurisdictions attributable to Radiocoms and its Subsidiaries for the tax year ending September 30, 1996 and any tax year thereafter to the extent permitted by Law and (ii), promptly after the relevant Tax Returns are filed with the applicable taxing authorities, transfer funds to Radiocoms equal to the cash value of such tax benefits to Seller.

               6.10  No Solicitation.  Purchaser, its affiliates and their
                     ---------------

     respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to (except as otherwise expressly permitted by this Agreement) any acquisition of all or any material portion of the assets of, or (except as otherwise expressly permitted by this Agreement) any equity interest in, Purchaser or its Subsidiaries or any business combination with Purchaser or its Subsidiaries. Purchaser may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to any corporation, partnership, person or other entity or group pursuant to confidentiality agreements, and may participate in discussions and negotiate with such entity or group concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving Purchaser or any Subsidiary or division of Purchaser, if such entity or group has submitted a written proposal to Purchaser relating to any such transaction and Purchaser's Board of Directors by a majority vote determines in its good faith judgment, after consultation with independent legal counsel, that it is necessary to do so to comply with its fiduciary duties to shareholders under applicable law. Purchaser's Board of Directors shall provide a copy of any such written proposal and a summary of any oral proposal to Seller immediately after receipt thereof and thereafter keep Seller promptly advised of any material development with respect thereto. Except as set forth above, neither Purchaser nor any of its Affiliates shall, nor shall Purchaser authorize or permit any of its or their respective officers, directors, employees, representatives or agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Seller or any affiliate or associate of Seller) concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving Purchaser or any Subsidiary or division of Purchaser; provided, however, that nothing
                                          --------  -------

     herein shall prevent Purchaser's Board of Directors from taking, and disclosing to Purchaser's shareholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, further, that nothing herein shall
                          --------  -------

     prevent Purchaser's Board of Directors from making such disclosure to Purchaser's shareholders as, in the good faith judgment of Purchaser's Board of Directors, after consultation with independent legal counsel, is necessary to comply with its fiduciary duties to shareholders under applicable law.

               6.11  Recapitalization; Refinancing of Intercompany Debt.
                     --------------------------------------------------

     Prior to the Closing Date, Seller shall take all actions necessary so that (a) the Existing Shares shall be cancelled and the Shares shall be issued, substantially on the terms heretofore disclosed to Purchaser and (b) any debt owed by Radiocoms and any of its Subsidiaries to Seller and its Affiliates at the Closing Date (including, without limitation, the EFJ Note) is refinanced such that, after giving effect to such refinancing and the issuance of the Preferred Shares in connection therewith, the aggregate liquidation preference of the Preferred Shares, together with all debt outstanding of Radiocoms and its Subsidiaries, in each case at the Closing Date, will not exceed $22 million. Any Preferred Shares issued to Seller or its Affiliates shall have the terms and conditions provided in Exhibit A; provided, that in no event shall the aggregate liquidation
        --------

     preference of the Preferred Shares so issued to

     Seller in connection with such refinancing exceed the amount of such indebtedness of Radiocoms and its Subsidiaries to Seller and its Affiliates prior to such refinancing. For greater certainty, as of the Closing, all debt so owed by Radiocoms and its Subsidiaries to Seller and its Affiliates shall be satisfied and cancelled as of the Closing.

               6.12  Updates to Disclosure Letters.  Each of Seller and
                     -----------------------------

     Purchaser shall update the Seller Disclosure Letter and Purchaser Disclosure Letter from time to time and all representations and warranties that speak as of the date hereof shall be updated as of the Closing Date; provided that no such update shall be deemed to waive
                   --------

     any breaches of the representation and warranties disclosed as a result of such updates.

               6.13  Non-Compete.  Seller agrees, as a means to assure
                     -----------

     Purchaser obtains the full value of the Shares and not in exchange for separately bargained-for consideration, that for a period of three (3) years following the Closing, neither Securicor plc nor its direct or indirect Subsidiaries (other than Purchaser and its Subsidiaries) will, anywhere in the world, (i) sell, manufacture, distribute or otherwise transfer "land mobile radio" products or (ii) engage in the provision of services related to the construction or integration of land mobile radio product systems; provided, however, that this
                                        --------  -------

     covenant shall not apply (a) to the extent that any law, regulation or order of any Governmental Body would be violated thereby, (b) to the business or operations of Dopra Systems Integration, Ltd. ("Dopra") or Securicor Datatrak, Ltd. ("Datatrak") or Securicor Cellular Services, Ltd. ("Cellular") or Securicor TrakBak, Ltd. ("TrakBak") as conducted or proposed to be conducted as of the date hereof or as the reasonable expansion and growth of such businesses and operations may require in order to retain their competitiveness in the marketplace. It is understood and agreed that, if Seller shall sell, transfer or otherwise dispose of Dopra or Datatrak or Cellular or TrakBak (whether by merger, sale of stock, sale of all or substantially all of the business and assets or otherwise) in a transaction with a non-Affiliate, the provisions of this Section 6.13 shall cease to apply to the business so sold, transferred or otherwise disposed of. Notwithstanding the foregoing, to the extent any of the terms of this
     Section 6.13 is held to be unenforceable, it is the intention of the parties that such provision shall be replaced by any court holding such terms to be unenforceable with another, enforceable provision that shall as closely as possible approximate the original, unenforceable term.

               6.14  FCC Matters.
                     -----------

               (a) From and after the date of this Agreement, until the earlier of the Closing Date or the termination of this Agreement, Purchaser undertakes and agrees that it will diligently pursue appeals of the denial by the FCC of any request by Purchaser or its Affiliates for the modification of any FCC licenses and will keep Seller informed with respect to any material developments with respect to such appeals. Purchaser will copy Seller on any documents delivered by it to the FCC in connection with any of such appeals and will supply Seller with copies of any documents received from the FCC with respect to any of such appeals.

               (b) Purchaser and Seller shall cooperate in the preparation, filing and prosecution of a request to the FCC seeking a waiver of Section 310(b)(4) of the Communications Act of 1934, as amended, to permit Purchaser upon Closing to acquire such FCC licenses as may be agreed by the parties and to participate in such 220 MHz Band spectrum auctions as may be conducted by the FCC.

               6.15  Indemnification; Directors and Officers Insurance.
                     -------------------------------------------------

               (a) For a period of three years after the Closing Date, Seller shall, to the extent that it remains the majority stockholder of Purchaser during such period, cause Purchaser to maintain an extension of coverage of Purchaser's policy of directors' and officers' liability insurance maintained by Purchaser for the benefit of those persons who are covered by such policy at the time of the Closing with respect to matters occurring prior to the Closing Date, provided that in no event shall Purchaser be required to expend more than $100,000 per annum to maintain such insurance.

               (b) Seller further agrees that for a period of six years after the Closing Date, Seller shall, to the extent that Seller remains the majority stockholder of Purchaser, (i) cause the by-laws of Purchaser to continue to contain the provisions with respect to indemnification which are set forth in such by-laws as of the date hereof, and (ii) not permit such provisions to be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who at the Closing Date were directors, officers, employees or agents of Purchaser, unless such modification is required by applicable law.

               6.16  Pension Schemes.  Seller agrees that following the
                     ---------------

     Closing Date, any employee of Radiocoms as of the Closing Date who is a participant in any pension scheme of Seller shall be eligible to participate in the same pension scheme of Seller that such employee participated in as of the Closing Date subject to the same terms and conditions of participation (including, without limitation, the terms of such pension schemes as they may be amended and applicable laws relating to pensions in England and Wales) that such employee was subject to on the day that immediately preceded the Closing Date; provided, however, that the foregoing shall not preclude Seller from
     --------  -------

     amending or terminating any of its pension schemes in accordance with the terms of such pension scheme and the laws of England and Wales.
               6.17  Transfer of the Business to Radiocoms and Its
                     ---------------------------------------------

     Subsidiaries.  Prior to Closing, Seller shall (i) cause its Relevant
     ------------

     Affiliates, if any, to transfer any and all of their respective right, title and interest in any parts of, or benefits of or rights in, the Business currently not held or owned by Radiocoms or its Subsidiaries to Radiocoms or one of its Subsidiaries in such manner so as to ensure that Radiocoms and its Subsidiaries after the Closing will enjoy and have all rights, benefits, operations and assets of the Business without any material diminution of the value or utility of any such rights, benefits, operations and assets and/or (ii) transfer or cause to be transferred to Radiocoms all of the issued and outstanding capital stock of its Relevant Affiliates, if any.


                                   ARTICLE VII

                              CONDITIONS TO CLOSING

               7.1  Conditions Precedent to Obligations of Purchaser and
                    ----------------------------------------------------

     Seller.  The obligation of each of Purchaser and Seller to consummate
     ------

     the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by Purchaser and Seller in whole or in part to the extent permitted by applicable Law):

               (a) Purchaser shall have obtained all consents and waivers referred to in Section 7.1(a) of the Purchaser Disclosure Letter with respect to the transactions contemplated by this Agreement and the Purchaser Documents;

               (b) Seller shall have obtained all consents and waivers referred to in Section 7.1(b) of the Radiocoms Disclosure Letter with respect to the transactions contemplated by this Agreement and the Seller Documents;

               (c) No Legal Proceedings shall have been instituted or threatened or claim or demand made against Seller, Radiocoms or Purchaser seeking to restrain or prohibit or to obtain damages with respect to the consummation of any of the Transactions and there shall not be in effect any Order by Governmental Body of competent juris-diction restraining, enjoining or otherwise prohibiting the consummation of any of the Transactions;

               (d) The waiting period under the HSR Act shall have expired or early termination shall have been granted;

               (e) All approvals required to be obtained by Seller, Purchaser or Midland US from any Governmental Body with respect to any of the Transactions shall have been obtained;

               (f) The Purchaser Stockholders' Meeting shall have been duly convened and held, and Purchaser shall have obtained the requisite vote so as to authorize this Agreement, the Midland Agreement and the consummation of each of the Transactions;

               (g) The Other Transactions shall have been consummated as contemplated in the Midland Agreement, or shall be consummated simultaneously with the transactions contemplated by this Agreement; and

               (h) Purchaser shall have received the opinion of Fahnestock & Co. Inc. ("Fahnestock") on the date on which Purchaser's Board of Directors voted to approve this Agreement and the Midland Agreement, and the written opinion of Fahnestock, dated on or prior to the date of the mailing of the Proxy Statement, that the consideration to be paid by Seller to Purchaser under this Agreement in respect of the Purchaser Shares (as well as the consideration to be paid by Seller to Simmonds under the Midland Agreement) is fair to Purchaser and its stockholders from a financial point of view, and such opinion shall not have been withdrawn or modified in any material respect.

               7.2  Conditions Precedent to Obligations of Purchaser.  The
                    ------------------------------------------------

      obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

               (a) Except for facts, events or changes arising or occurring between the date hereof and the Closing Date which are expressly permitted by this Agreement, all representations and warranties of Seller contained herein shall be true and correct as of the date hereof; and except for facts, events or changes arising or occurring between the date hereof and the Closing Date which are expressly permitted by this Agreement, all representations and warranties of Seller contained herein qualified as to materiality shall be true and correct, and the representations and warranties of Seller contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

               (b) Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

               (c) Purchaser shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to Purchaser) executed by Seller, certifying as to the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b) hereof;

               (d) Certificates representing the Shares shall have been, or shall at the Closing be, validly delivered and transferred to the Purchaser, free and clear of any and all Liens, together with appropriate stock powers executed by Seller;

               (e) There shall not have been or occurred any Material Adverse Change with respect to Radiocoms and its Subsidiaries, taken as a whole;

               (f) Seller shall have delivered to Purchaser a loan agreement incorporating the terms set forth on Exhibit B hereto (the "Loan Agreement") to make available to Purchaser $15 million of financing;

               (g) Seller shall have delivered to Purchaser an agreement incorporating the terms set forth on Exhibit C hereto (the "Support Services Agreement") to provide certain services to Radiocoms and its Subsidiaries after the Closing;

               (h)  The EFJ Note shall have been cancelled; and

               (i) Seller shall have executed and delivered to Purchaser the Registration Rights Agreement (as hereinafter defined).

               7.3  Conditions Precedent to Obligations of Seller.  The
                    ---------------------------------------------

      obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

               (a) Except for facts, events or changes arising or occurring between the date hereof and the Closing Date which are expressly permitted by this Agreement, all representations and warranties of Purchaser contained herein shall be true and correct as of the date hereof; and except for facts, events or changes arising or occurring between the date hereof and the Closing Date which are expressly permitted by this Agreement, all representations and warranties of Purchaser contained herein qualified as to materiality shall be true and correct, and the representations and warranties of Purchaser contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

               (b) Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

               (c) Seller shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to Seller) executed by Purchaser, certifying as to the fulfillment of the conditions specified in Sections 7.3(a) and 7.3(b) hereof;

               (d) Certificates representing 25,000,000 shares of Purchaser Common Stock (the Purchaser Shares) shall have been, or shall at the Closing be, validly delivered to and duly registered in the name of the Seller, free and clear of any and all Liens;

               (e) The Purchaser Shares shall have been approved for quotation on the Small Cap Market, subject to official notice of issuance;

               (f) Purchaser shall have executed and delivered to Seller that certain Registration Rights Agreement (the "Registration Rights Agreement"), in the form of Exhibit D, and that certain Registration Rights Agreement, dated as of September 23, 1994, among the Company, Simmonds, RoameR One Holdings, Inc., Anglo York Industries, Inc. and Howard Davis shall have been terminated;

               (g) Purchaser shall have furnished evidence of the due election and qualification to its Board of Directors of the persons designated prior to Closing by Seller and the removal or resignation of any other members of Purchaser's Board of Directors designated prior to Closing by Seller;

               (h) There shall not have been or occurred any Material Adverse Change with respect to Purchaser or Midland US;

               (i) Purchaser shall have entered into a warrant agreement in favor of Seller substantially on the terms set forth in Exhibit E hereto (the "Warrant Agreement");

               (j) Purchaser shall have at Closing a minimum of 162 Constructed Systems (as that term is defined in Section 5.27(f)) under management pursuant to valid and subsisting management agreements, including a minimum of 73 Constructed Systems under Category I management and 26 Constructed Systems under Category II management by Purchaser pursuant, respectively, to valid and subsisting Category I and Category II Exclusive Management Agreements and Rights of First Refusal and valid and subsisting Option to Purchase Agreements as reflected in Section 5.27(a)(iv) of the Purchaser Disclosure Letter, which Constructed Systems shall have been timely and validly constructed at primary transmitter sites licensed by the FCC pursuant to an order that is not subject to reconsideration or appeal and for which the time for the request for any such reconsideration or appeal has expired;

               (k) There shall be no material Legal Proceedings pending, threatened or reasonably likely to be asserted against Purchaser or its Subsidiaries in any federal or state court, agency or other Governmental Body with respect to Purchaser's performance, including its construction or failure to construct of any System in accordance with the FCC's rules and regulations or the terms of any FCC license, under any of its management agreements or other agreements concerning any 220-222 MHz band radio system;

               (l) Purchaser shall have delivered a valid, binding and fully executed Termination and Release of that certain Letter of Understanding entered into on January 28, 1994 by and between Roamer One, Inc., Angell Communications, Nancy M. Wilson, Square 1
     Communications Partnership, Nicholas R. Wilson and NICMAR;

               (m) Purchaser shall have delivered a valid, binding and fully executed Amendment to the Management Agreement and Options agreement entered into by and between Roamer One, Inc., and NICMAR dated January 31, 1994 adding as a system subject to the management by Roamer One, Inc. and under option to Roamer One, Inc. the following stations: WPCW452, Reno, Nevada and WPFP940, Denison, Texas; and

               (n) Seller shall have received from the United Kingdom Inland Revenue advance clearance under Section 138 of the Taxation of Chargeable Gains Act of 1992 to the effect that the consummation of the transactions contemplated by this Agreement do not give rise to a capital gain on the transfer of the Shares or the receipt of the Purchaser Shares.


                                  ARTICLE VIII

                            DOCUMENTS TO BE DELIVERED

               8.1  Documents to be Delivered by Seller.  At the Closing,
                    -----------------------------------

     Seller shall deliver, or cause to be delivered, to Purchaser the fol-lowing:

               (a) stock certificates representing the Shares, duly endorsed in blank or accompanied by a stock transfer power and with all requisite stock transfer tax stamps attached;

               (b)  the certificates referred to in Section 7.2(c) hereof;

               (c) the opinion of Messrs. Herbert Smith, U.K. counsel to Seller, in form and substance reasonably satisfactory to Purchaser;

               (d) copies of all consents, waivers and approvals referred to in Section 7.1(a) and (e) hereof, to the extent such consents, waivers and approvals are required to be obtained by Seller;

               (e)  an executed copy of the Loan Agreement;

               (f)  an executed copy of the Registration Rights Agreement;

               (g)  an executed copy of the Support Services Agreement; and

               (h) such other documents as the Purchaser shall reasonably request.

               8.2  Documents to be Delivered by Purchaser.  At the
                    --------------------------------------

     Closing, Purchaser shall deliver to the Seller the following:

               (a) stock certificates representing the Purchaser Shares, registered in the name of Seller;

               (b)  the certificates referred to in Section 7.3(c) hereof;

               (c) the opinion of, Kohrman, Jackson & Krantz PLL, counsel to Purchaser, in form and substance reasonably satisfactory to Seller;

               (d) copies of all consents, waivers or approvals referred to in Section 7.2(a) and (e) to the extent such consents, waivers or approvals are required to be obtained by Purchaser;

               (e)  an executed copy of the Registration Rights Agreement;

               (f)  an executed copy of the Warrant Agreement; and
               (g) such other documents as Seller shall reasonably request.


                                   ARTICLE IX

                                 INDEMNIFICATION

               9.1  Indemnification.
                    ---------------

               (a) Seller hereby agrees to indemnify and hold Purchaser, Radiocoms, and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the "Purchaser Indemnified Parties") harmless from and against:

                    (i) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of Seller hereof to be true and correct in all respects as of the date made;

                   (ii) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the Excluded Liabilities;

                  (iii) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from any breach by Seller of any covenant of Seller;

                   (iv) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the transfer of the EFJ Shares and the EFJ Warrant to Radiocoms (including, without limitation, any Tax liability occurring, on redemption of the EFJ Shares or their use to redeem the Preferred Shares, by reason of the tax basis of the EFJ Shares and the EFJ Warrant being considered to be less than the face amount of the EFJ Note); and

                    (v) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and reasonable expenses, including reasonable attorneys' and other professionals' fees and disbursements (collectively, "Expenses") incident to any and all losses, liabilities, obligations, damages, costs and expenses with respect to which indemnification is provided hereunder (collectively, "Losses").

               (b) Purchaser hereby agrees to indemnify and hold Seller and its respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the "Seller Indemnified Parties") harmless from and against:

                    (i) any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Purchaser to be true and correct in all respects as of the date made;

                   (ii) any and all Losses based upon, attributable to or resulting from any breach by Purchaser of any covenant of Purchaser;

                  (iii) any and all Losses based upon, attributable to or resulting from the failure of the property located at 5800 West Jefferson Boulevard, Los Angeles, California 90016 (the "Site") to comply with any Environmental Law (including, without limitation, any environmental clean-up costs, whether such environmental clean-up costs are incurred by Intek voluntarily or in response to actions by Governmental Bodies or other Persons); provided, however, (A) that, if the Site is sold by Purchaser to
          --------  -------

          a third party in a bona fide transaction within one year following the date hereof, the amount of such Losses shall be deemed to be reduced by the amount, if any, by which the net proceeds to Purchaser upon the sale of the Site exceed the net book value of the Site as reflected on the Purchaser Financial Statements, and (B) that, in all other cases, the amount of such Losses shall be deemed to be reduced by $250,000;

                   (iv) any and all Losses attributable to the Olympic Plastics Simplified Employees Pension Plan referred to in Section 5.17(a) of the Purchaser Disclosure Letter; and

                    (v)  any and all Expenses incident to the foregoing.

               9.2  Limitations on Indemnification for Breaches of
                    ----------------------------------------------

     Representations and Warranties.
     ------------------------------

               (a) An indemnifying party shall not have any liability for a breach of a representation or warranty under Section 9.1(a)(i) or
     (b)(i) hereof unless the aggregate amount of Losses and Expenses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, exceeds $300,000 (the "Basket") and, in such event, the indemnifying party shall be required to pay the entire amount of such Losses and Expenses without regard to the Basket.

               (b) Notwithstanding anything contained in this Agreement to the contrary, (i) the aggregate liability of Seller and its Affiliates under Section 9.1(a)(i), except for any liability arising as a result of the failure of Seller's representations and warranties set forth in
     Section 4.14 to be true and correct, shall not exceed $6,000,000 (the "Seller Cap") and (ii) the aggregate liability of Purchaser and its Affiliates under Section 9.1(b)(i), except for any liability arising as a result of the failure of Purchaser's representations and warranties set forth in Section 5.27 to be true and correct, shall not exceed $4,000,000 (the "Purchaser Cap").

               9.3  Indemnification Procedures.
                    --------------------------

               (a) In the event that any Legal Proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any Person in respect of which payment may be sought under Section 9.1 hereof (regardless of the Basket referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemni-fying party elects to defend against, negotiate, settle or otherwise deal with any

     Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal (as provided herein) with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party against such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim; provided,
                                                          --------

     however, that the indemnified party may not settle such Claim without
     -------

     the consent of the indemnifying party, which consent will not be unreasonably withheld or delayed. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Claim upon submission of periodic bills; provided, however, that, if the indemnifying party
                     --------  -------

     reasonably contests its obligation to indemnify the indemnified party against such Losses under this Agreement, the indemnifying party may defer the reimbursement of the periodic bills with respect to such Losses until such time as it is obligated to make payment to the indemnified party under Section 9.3(b). If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to
     --------  -------

     participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the
                                            --------  -------

     indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

               (b) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party in accordance with Section 9.3(d).

               (c) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

               (d) Except as set forth in Section 9.3(e), all payments of Claims to an indemnified party may be made by wire transfer of immediately available funds within 10 business days after the date of the notice of sums due and owing provided for in Section 9.3(b). In addition, except as set forth in Section 9.3(e), Seller or Purchaser may elect, at its option, to pay any Claims to an indemnified party in shares of Purchaser Common Stock, and the number of shares of Purchaser Common Stock to be transferred in satisfaction of such liabilities, and the terms of any such transfer, shall be determined as set forth in Sections 9.3(f). In the event that Purchaser is the indemnifying party and Seller is the indemnified party with respect to any Claim, the amount of such Claim shall be increased as appropriate to reflect the percentage of Purchaser's issued and outstanding capital stock that is owned beneficially or of record by Seller as of the date of the notice delivered pursuant to Section 9.3(b) with respect to such Claim. As an example, if Purchaser must indemnify Seller for a Claim otherwise amounting to $100,000 and Seller owns 60% of Purchaser's issued and outstanding capital stock at such time, the amount of Seller's Claim shall be deemed to be increased to $250,000 (the amount which, when 60% of its value is subtracted, equals the original amount of the Claim).

               (e) Notwithstanding any other provision of this Agreement to the contrary, any liability of Seller under Section 9.1(a)(i), up to the Seller Cap, and any liability of Purchaser under Section 9.1(b)(i), up to the Purchaser Cap, shall be payable solely in shares of Purchaser Common Stock. The number of shares of Purchaser Common Stock to be transferred with respect to any such liability being paid in shares of Purchaser Common Stock shall be determined as set forth in Section 9.3(f).

               (f) In the event that Seller or Purchaser, in accordance with Section 9.3(d), elects or is required to pay any liabilities owing by it in shares of Purchaser Common Stock, the number of shares to be transferred with respect to any such liability shall be determined by dividing the amount of such liability (as such amount may be adjusted pursuant to Section 9.3(d)) by the Applicable Average Share Value. The "Applicable

     Average Share Value" shall be equal to the average of the Daily Closing Prices for each of the ten Business Days immediately preceding the date of the notice provided for in Section 9.3(b); and the "Daily Closing Price" for each such day shall be average of the last bid and ask price of Purchaser Common Stock quoted on such day on the Small Cap Market (or such exchange or quotation system as shall report the trading prices of Purchaser Common Stock at the relevant time).

               (g) Purchaser covenants and agrees that, in the event it issues any shares of Purchaser Common Stock to Seller in payment of any Claim of Seller ("Additional Shares") hereunder, it will take such actions as may be necessary to assure that, upon issuance, such Additional Shares (i) will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, and will be registered on the stock certificate books and stock transfer ledgers of Purchaser solely in the name of Seller and (ii) will be approved for quotation on the Small Cap Market, subject to official notice of issuance. Seller will receive good and marketable title to any Additional Shares within 10 business days after the date of the notice provided for in Section 9.3(b), free and clear of any and all Liens.

               (h) Seller covenants and agrees that, in the event it transfers any shares of Purchaser Common Stock to Purchaser in payment of any Claims hereunder ("Adjustment Shares"), it will take such actions as may be reasonably necessary to assure that, upon such transfer, Seller shall have delivered to Purchaser good and marketable title to such Adjustment Shares, free and clear of any and all Liens. Any such transfers of Adjustment Shares will be made within 10 business days after the date of the notice provided for in Section 9.3(b).


                                    ARTICLE X

                                  MISCELLANEOUS

               10.1  Certain Definitions.  For purposes of this Agreement,
                     -------------------

     the following terms shall have the meanings specified in this Section
     10.1:

               "Affiliate" means, with respect to any Person, any other
                ---------

     Person controlling, controlled by or under common control with such Person. Roamer One Holdings Inc., Nicholas Wilson and their respective affiliates and associates shall be deemed to be Affiliates of Purchaser for the purposes of this Agreement.

               "Affiliated Group" means, with respect to any entity, a
                ----------------

     group of entities required or permitted to file consolidated, combined or unitary Tax Returns, including, without limitation, Chapter IV of
     Part X of the Income and Corporation Taxes Act 1988.

               "Basket" shall have the meaning set forth in Section 9.2.
                ------

               "Business" means any and all (a) operations, assets, rights
                --------

     or liabilities of Radiocoms and its Subsidiaries whatsoever and
     (b) operations, assets and rights or liabilities of other of Seller's Affiliates, other than Dopra, Datatrak, Cellular and TrakBak, related directly and principally to the business of manufacturing and selling land mobile radio equipment.

               "Business Day" means any day of the year on which national
                ------------

     banking institutions in New York and London are open to the public for conducting business and are not required or authorized to close.

               "Closing" shall have the meaning set forth in Section 3.1.
                -------

               "Closing Date" shall have the meaning set forth in Section
                ------------

     3.1 hereof.

               "Code" shall mean the Internal Revenue Code of 1986, as
                ----

     amended.

               "Committee" has the meaning set forth in Section 6.2.
                ---------

               "Communications Act" has the meaning set forth in Section
                ------------------

     5.27(h).

               "Contract" means any contract, agreement, indenture, note,
                --------

     bond, loan, instrument, lease, commitment or other arrangement or agreement.

               "DTI" means the Department of Trade and Industry.
                ---

               "EFJ Shares" shall have the meaning set forth in the
                ----------

     recitals to this Agreement.

               "Environmental Law" means any applicable federal, state or
                -----------------

     local statute, law ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decrees, injunction, directive, requirement or agreement with any

     Governmental Body, now existing, relating to: (a) the protection, preservation or restoration of the environment (including, without limitation, air water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended. The term Environmental Law includes, without limitation, (a) the following statutes, each as amended: (i) the Federal Clean Air Act; (ii) the Federal Clean Water Act; (iii) the Federal Resource Conservation and Recovery Act of 1976 ("RCRA"); (iv) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"); (v) the Federal Toxic Substances Control Act; (vi) the Federal Occupational Safety and Health Act of 1970; (vii) the Federal Safe Drinking Water Act; (viii) the Federal Insecticide, Fungicide and Rodenticide Act; (ix) the California Hazardous Waste Control Law;
     (x) the California Hazardous Substance Account Act; (xi) the Porter-Cologne Water Quality Control Act; and (xii) the California Air Pollution Control Law; and (b) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

               "Excluded Liabilities" means any and all liabilities of
                --------------------

     Radiocoms and its Subsidiaries or Affiliates not directly related to the Business, including, without limitation:

               (a) any and all Tax liabilities of Radiocoms and its Subsidiaries attributable to any asset, right, liability or operation of Securicor plc or its Affiliates (other than Radiocoms and its Subsidiaries) that are not included in the Business (including, without limitation, liabilities arising from any Tax Sharing Agreement (except to the extent attributable to income, assets or liabilities of the Business) and any liability for value-added Taxes arising from activities that are not part of the Business);

               (b) any and all liabilities and obligations related to employees of Radiocoms or any of its Subsidiaries other than those employees listed on Section 4.17(d) of the Radiocoms Disclosure Letter;

               (c) all liabilities of Radiocoms and its Subsidiaries to Seller and its Affiliates except in respect of the Preferred Shares;

               (d) any and all Tax liabilities of Radiocoms and its Subsidiaries arising as a result of the provisions of sections 94 or 582 of the Income and Corporation Taxes Act 1988 or sections 178 or 179 of the Taxation of Chargeable Gains Act 1992 by virtue of or in consequence of the entering into or performance of this Agreement, including, without limitation, Tax liabilities arising from the transfer of shares of capital stock or other assets to Radiocoms to ensure that Radiocoms owns all assets related to the Business as of the Closing Date; and

               (e) any Tax liability of Radiocoms and its Subsidiaries arising as a result of the denial of a deduction for interest accrued on any intercompany indebtedness which is refinanced in accordance with Section 6.11 of this Agreement.

               "Expenses" shall have the meaning set forth in Section
                --------

     9.1(a).

               "FCC" means the Federal Communications Commission.
                ---

               "GAAP" means, with respect to financial or accounting
                ----

     information concerning any Person, generally accepted accounting principles as of the date hereof in the United States.

               "Governmental Body" means any government or governmental or
                -----------------

     regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

               "Hazardous Substance" means any substance, whether liquid,
                -------------------

     solid or gas, listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, under any applicable Environmental Law, whether by type or by quantity. Hazardous Substance includes, without limitation, (aa) any "hazardous substance" as defined in CERCLA, (bb) any "hazardous waste" as defined in RCRA, and (cc) any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, friable asbestos, asbestos containing material releasing friable asbestos, urea formaldehyde foam insulation, lead and polychlorinated biphenyls ("PCBs").

               "HSR Act" shall mean the Hart-Scott-Rodino Antitrust
                -------

     Improvements Act of 1976.

               "knowledge" means, with respect to any Person, the actual or
                ---------

     constructive knowledge of such Person and, in the case of a corporation, the actual or constructive knowledge of its executive officers and directors, after reasonable investigation (except as set forth in Section 5.21); provided, however, that with respect to any
                             --------  -------

     representation or warranty of Seller concerning EFJ which is qualified as to knowledge, "knowledge" means the actual knowledge of Seller's executive officers and directors without any independent investigation.

               "Law" means any federal, state, local or foreign law
                ---

     (including common law), statute, code, ordinance, rule, regulation or other requirement.

               "Legal Proceeding" means any judicial, administrative or
                ----------------

     arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

               "Midland Agreement" shall have the meaning set forth in the
                -----------------

     recitals to this Agreement.

               "Lien" means any lien, pledge, mortgage, deed of trust,
                ----

     security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

               "Loan Agreement" has the meaning set forth in Section
                --------------

     7.2(f).

               "Losses" shall have the meaning set forth in Section 9.1(a).
                ------

               "Material Adverse Change" means, with respect to any Person
                -----------------------

     or the Business, any material adverse change in the business, properties, results of operations, condition (financial or otherwise) of such Person, it being presumed that any such change which results in the decrease of the net asset value of a Person or the Business by 10% or more constitutes a Material Adverse Change.

               "Material Adverse Effect" means any effect which has
                -----------------------

     resulted in, or could be reasonably likely to result in, a Material Adverse Change.

               "Midland US" shall have the meaning set forth in the
                ----------

     recitals to this Agreement.

               "Order" means any order, injunction, judgment, decree,
                -----

     ruling, writ, assessment or arbitration award.

               "Other Transactions" shall have the meaning set forth in the
                ------------------

     recitals to this Agreement.

               "Permits" means any approvals, authorizations, consents,
                -------

     licenses, permits or certificates.

               "Permitted Exceptions" means (i) all defects, exceptions,
                --------------------

     restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser or Seller, as applicable; (ii) statutory liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iii) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the property so encumbered or owner thereof; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated; and (v) such other imperfections in title, charges, easements, restrictions and encumbrances which do not detract more than 10% from the value of or materially interfere with the present use of any property subject thereto or affected thereby.

               "Person" means any individual, corporation, partnership,
                ------

     firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

               "Purchaser" shall have the meaning set forth in the recitals
                ---------

     to this Agreement.

               "Purchaser Disclosure Letter" shall have the meaning set
                ---------------------------

     forth in the Section 5.4(a).

               "Purchaser Shares" shall have the meaning set forth in
                ----------------

     Section 2.1.

               "Purchaser Stockholders' Meeting" shall have the meaning
                -------------------------------

     ascribed thereto in Section 6.3(b).

               "Radiocoms" shall have the meaning set forth in the recitals
                ---------

     to this Agreement.

               "Radiocoms Disclosure Letter" shall have the meaning set
                ---------------------------

     forth in Section 4.4(a).

               "Release" means any release, spill, emission, leaking,
                -------

     pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

               "Relevant Affiliate" shall have the meaning set forth in
                ------------------

     Section 4.4(a).

               "Remedial Action" means all actions to (x) clean up, remove,
                ---------------

     treat or in any other way address any Hazardous Material; (y) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (z) perform pre-remedial studies and investigations or post-remedial monitoring and care.

               "Seller" shall have the meaning set forth in the recitals to
                ------

     this Agreement.

               "Shares" shall have the meaning set forth in the recitals to
                ------

     this Agreement.

               "Simmonds" shall have the meaning set forth in the recitals
                --------

     to this Agreement.

               "Subsidiary" means any other Person of which a majority of
                ----------

     the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such Person.

               "Taxes" means (i) all federal, state, local or foreign
                -----

     taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, national insurance, unemployment, excise, severance, stamp, occupation, property, corporation and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i); and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii).

               "Tax Return" means all returns, declarations, reports,
                ----------

     estimates, information returns and statements required to be filed in respect of any Taxes.

               "Tax Sharing Agreement" means an agreement (whether or not
                ---------------------

     in writing) pursuant to which Tax losses of one entity are made available to another entity of the "group" or Affiliates for purposes of Taxes.

               "Transactions" shall have the meaning set forth in the
                ------------

     recitals to this Agreement.

               10.2  Survival of Representations and Warranties.  The
                     ------------------------------------------

     parties hereto hereby agree that the representations and warranties of Seller and of Purchaser shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto, for a period of eighteen months following the Closing. Any claims or actions with respect to any representation or warranty that survives the execution and delivery of this Agreement and the Closing hereunder shall terminate unless, within eighteen months after the Closing Date, written notice of such claims is given to the indemnifying party or such actions are commenced.

               10.3  Expenses.  Except as otherwise provided in this
                     --------

     Agreement, Seller and Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

               10.4  Further Assurances.  Seller and Purchaser each agrees
                     ------------------

     to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

               10.5  Entire Agreement; Amendments and Waivers.  This
                     ----------------------------------------

     Agreement (including the exhibits hereto), the Radiocoms Disclosure Letter and the Purchaser Disclosure Letter represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No information disclosed in any Section of the Radiocoms Disclosure Letter or Purchaser Disclosure Letter shall be deemed to have been disclosed for purposes of any other Section without being specifically cross-referenced in such Section. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

               10.6  Governing Law.  This Agreement shall be governed by
                     -------------

     and construed in accordance with the Laws of the State of New York (without application of its principles of conflicts of laws).

               10.7  Table of Contents and Headings.  The table of contents
                     ------------------------------

     and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

               10.8  Notices.  All notices and other communications under
                     -------

     this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and may also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

               If to Seller, to:

               Securicor Communications Ltd.
               Sutton Park House
               15 Carshalton Road
               Sutton, Surrey, SM1 4LD England
               Attn:  Dr. Ed Hough
               Telecopier:  (011 44) 181-661-0205

               With a copy to:

               Weil, Gotshal & Manges LLP
               767 Fifth Avenue
               New York, New York  10153
               Attn:  Howard Chatzinoff, Esq.
               Telecopier:  (212) 310-8007

               If to Purchaser, to:

               Intek Diversified Corporation
               970 West 190th Street, Suite 720
               Torrance, California  90502
               Attn:  David Neibert
               Telecopier:  (310) 366-7712

               With a copy to:

               Kohrman Jackson & Krantz PLL
               One Cleveland Center, 20th Floor
               1375 East Ninth Street
               Cleveland, Ohio  44114
               Attn:  Steven L. Wasserman, Esq.
               Telecopier:  (216) 621-6536

               10.9  Severability.  If any provision of this Agreement is
                     ------------

     invalid or unenforceable, the balance of this Agreement shall remain in effect.

               10.10  Binding Effect; Assignment.  This Agreement shall be
                      --------------------------

     binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser (by operation of Law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.


                              INTEK DIVERSIFIED CORPORATION


                              By:  /s/ Nicholas R. Wilson
                                 ------------------------------------------
                                 Name: Nicholas R. Wilson
                                 Title: Chairman


                              SECURICOR COMMUNICATIONS LIMITED


                              By:  /s/ Edmund Hough
                                 ------------------------------------------
                                 Name: Edmund Hough
                                 Title: Director

               Each of the undersigned hereby agrees that he will not unreasonably withhold his consent to any action as to which the consent of the Committee (as defined in the foregoing Agreement) is required under Sections 6.2(a) or 6.2(b) of the foregoing Agreement.


                                   /s/ Ed Hough
                                   ----------------------------------------
                                   Ed Hough


                                   /s/ John Simmonds
                                   ----------------------------------------
                                   John Simmonds


                                   /s/ Nicholas Wilson
                                   ----------------------------------------
                                   Nicholas Wilson

               Security Services plc, a corporation formed under the laws of England and Wales and the owner of 100% of the issued and outstanding capital stock of Securicor Communications Limited ("SCL") hereby guarantees the obligations of SCL under Section 9.1(a) of the foregoing Stock Purchase Agreement and agrees to cause SCL to provide the financing contemplated under Section 7.2(f) thereof.

                              SECURITY SERVICES PLC



                              By: /s/ Edmund Hough
                                 ------------------------------------------
                                   Name: Edmund Hough
                                   Title: Director



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